UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

2018

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road, Building A, Cranbury, NJ 08512

April 11, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (“Meeting”) of Innophos Holdings, Inc. The Meeting is scheduled to be held at 9:00 AM EDT on May 15, 2018 at the Crowne Plaza Hotel located at 900 Scudders Mill Road, Plainsboro Township, NJ 08536.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the Meeting.

Please note we are requiring identification as a stockholder to attend the Meeting. For more information on this matter, kindly refer to the accompanying Notice of Annual Meeting of Stockholders.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend the Meeting, please sign, date and return your enclosed proxy card(s), or vote over the telephone or internet in accordance with the instructions on the proxy card, as soon as possible so that your shares can be represented and voted at the Meeting according to your instructions. If your shares are registered in the name of a broker/bank/trustee/nominee, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares. You can revoke your proxy any time before the Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

Your vote is extremely important. Whether or not you intend to attend the Meeting, please vote your shares.

I look forward to seeing you at the Meeting.

Sincerely,

/s/ Kim Ann Mink
Kim Ann Mink Chairman, President and Chief Executive Officer

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road, Building A, Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the 2018 Annual Meeting of Stockholders (the “Meeting”) of Innophos Holdings, Inc., a Delaware corporation (“Innophos”), will take place as follows:

Date:	May 15, 2018
Time:	9:00 AM EDT

Place:	Crowne Plaza Hotel, 900 Scudders Mill Road, Plainsboro Township, NJ 08536

Purposes:	1. Election of seven members of the Board of Directors for terms extending until the 2019 annual meeting;

2. Ratification of the selection of PricewaterhouseCoopers LLP as Innophos’ independent registered public accounting firm for 2018;

3. Proposal for advisory vote on approval of the compensation of Innophos’ Named Executives (as set forth in the Proxy Statement); 4. Approve and adopt Innophos’ 2018 Long-Term Incentive Plan; and

5. Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Who Can Vote:	Stockholders of record at the close of business on March 20, 2018. Proxy materials are being mailed to such stockholders on or about April 13, 2018.

How to Vote:	If you are the record holder of your shares, you may vote your shares by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope, or you can vote over the telephone or the internet as described on the enclosed proxy card. If your shares are registered in the name of a broker/bank/trustee/nominee, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Who May Attend:	Only persons with evidence of stock ownership noted below, or who are invited guests of Innophos, may attend and be admitted to the Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•   If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the Meeting, please contact Innophos’ Investor Relations Department at (609) 366-1299 and request an admission pass.

•   If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the Meeting.

Dated: April 11, 2018	By Order of the Board of Directors,

/s/ Joshua Horenstein
Joshua Horenstein
Senior Vice President, Chief Legal Officer and Corporate Secretary

2018 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders (“Annual Report”) of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 13, 2018 to the Company’s stockholders of record on March 20, 2018. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Company common stock at the Company’s 2018 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on May 15, 2018.

The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving each member of the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Who constitutes the Proxy Committee?

The Proxy Committee consists of three Company employees, Messrs. Mark Feuerbach, Joshua Horenstein and Michael Lestino, each appointed by the Board and named on the proxy card to vote shares at the Meeting as instructed by stockholders.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, trust, bank or other nominee (that is, in “street name”), you will receive, together with this Proxy Statement and Annual Report (or a notice how to access such materials), your voting information, such as a request for instructions, from your broker, trust, bank or other nominee, and you will return your voting instructions as directed by your broker, trust, bank or other nominee. If you hold shares in more than one form, you must vote separately for each notice, proxy card and/or voting instruction card you receive that has a unique control number to ensure that all shares you own are voted. It is not necessary to send more than one proxy card or voting instruction card for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock of the Company at the close of business on our record date of March 20, 2018.

How many shares of common stock may vote at the Meeting?

As of March 20, 2018, there were 19,541,761 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. The Company’s one class of common stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with EQ Shareowner Services, our transfer agent for our common stock, you are a “stockholder of record.”

If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, the broker, bank, trust or other nominee is the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a stockholder of record, you have several choices to vote your shares. You can vote your shares:

•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the internet.

To vote by telephone or over the internet, please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in street name, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares; please follow those instructions to vote your shares held in street name.

Can I vote my shares in person at the Meeting?

Yes. But, if you hold your shares in street name, you must obtain a proxy from your broker, banker, trustee or nominee giving you the right to vote the shares at the Meeting.

What will stockholders be voting on at the Meeting?

1. To elect our directors for terms extending until the 2019 annual meeting;

2. To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2018;

3. To approve, on a non-binding advisory basis, the compensation of our Named Executives (as described in this Proxy Statement under “Executive Compensation”);

4. To approve our 2018 Long-Term Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A; and

5. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

Why are you being asked to ratify the selection of PricewaterhouseCoopers LLP?

Although stockholder approval of our Audit Committee’s selection of PwC as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of PwC, but will not be required to take any action. We expect representatives of PwC to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the seven nominees to serve as directors.

Proposal 2 –	FOR the approval of PwC as the Company’s independent registered public accounting firm for 2018.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

Proposal 4 –	FOR the approval of our 2018 Long-Term Incentive Plan.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of or against the election of the nominees as directors, or you may elect to abstain from voting your shares.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 4 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your proxy card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the seven nominees to serve as directors.

Proposal 2 –	FOR the approval of PwC as the Company’s independent registered public accounting firm for 2018.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

Proposal 4 –	FOR the approval of our 2018 Long-Term Incentive Plan.

If any other matters are properly presented at the Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Can I change my vote after I have mailed in my proxy card?

Yes, you may revoke your proxy by doing one of the following:

•

by sending a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices located at 259 Prospect Plains Road, Building A, Cranbury, NJ 08512, that is received prior to the Meeting and stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your proxy card).

If you hold your shares in street name, you should follow the instructions provided by your broker/bank/trustee/nominee to change your vote.

What vote is required to approve each proposal?

Proposal 1 –	As this election is an uncontested director election, director nominees are elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board.

Proposal 2 –	Requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting to be adopted.

Proposal 3 –	Requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting to be adopted.

Proposal 4 –	Requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum, either present or represented by proxy, is necessary to transact business at the Meeting.

How are abstentions and broker non-votes treated?

Brokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in “street name” for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of PwC as our independent registered public accounting firm for 2018; however, they will not have this discretionary authority with respect to non-routine matters, including the election of directors, the approval of the compensation of the Named Executives and the approval of our 2018 Long-Term Incentive Plan. With respect to non-routine matters, if street name holders do not provide voting instructions, these are called “broker non-votes.” Both broker non-votes and abstentions are counted as present for the purpose of determining the presence of a quorum. Broker non-votes will have no effect on calculating the requisite approval levels in Proposals 1, 3 or 4 (because they are not entitled to vote on these matters). Abstentions will have no effect on Proposal 1, as only votes cast “for” or “against” a nominee will affect the outcome of the election of a director in an uncontested election such as is taking place at the Meeting. Abstentions will have the same effect as a vote against Proposals 2, 3 and 4 (because an abstention represents a share entitled to vote). We encourage you to provide voting instructions to the organization that holds your shares.

Who will count the votes?

The votes will be counted by inspectors of election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The inspectors will be present at the Meeting and will report the voting results. We expect that one or more representatives from EQ Shareowner Services, our transfer agent, will serve as inspectors of election.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock. In addition, the Company has retained MacKenzie Partners, Inc., or MacKenzie, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock. For these services, the Company has agreed to pay MacKenzie a fee of $7,500, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie, a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact; those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the Meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the Meeting must have been received by our Corporate Secretary no sooner than February 15, 2018 and no later than March 16, 2018, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those proposals noted on the enclosed proxy card.

When must stockholder proposals be submitted for the 2019 annual meeting?

Stockholder proposals submitted for inclusion in our 2019 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on December 12, 2018. Our by-laws describe the procedures that must be used in order for proposals to be brought before an annual meeting by stockholders. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 days nor more than 90 days from the anniversary date of this year’s meeting, unless we announce the meeting date less than 70 days before the meeting, in which case proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2019 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2019 annual meeting, a stockholder must send a notice of intention to nominate to the Corporate Secretary, which must be received no sooner than February 14, 2019 and no later than March 16, 2019. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee as specified in our bylaws, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days following the Meeting.

What is “householding” and how does it affect me?

Some brokers, banks and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such documents to you if call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Proposals

Proposal 1—Election of Directors

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. Our Board currently consists of seven directors whose terms will expire at the Meeting. Our current directors are: Kim Ann Mink; Gary Cappeline; Linda Myrick; Karen Osar; John Steitz; Peter Thomas; and Robert Zatta. Each of the current members of our Board will stand for re-election at the Meeting. Biographical information concerning each nominee for election as director is set forth in the section of this Proxy Statement entitled “Directors and Corporate Governance.”

As this election is an uncontested director election, director nominees are elected by a majority vote of the shares cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board.

Our Board unanimously recommends a vote “FOR” each of the Board’s seven director nominees presented in Proposal 1.

Proposal 2—Approval of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

PwC has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the years 2017 and 2016, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements and tax services. PwC has also reviewed quarterly reports and other filings with the SEC. For additional information regarding the Company’s relationship with PwC, please refer to “Information Regarding the Independence of the Independent Registered Public Accounting Firm” and “Audit Committee Report” appearing elsewhere in this Proxy Statement.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report” appearing elsewhere in this Proxy Statement, the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2018. The stockholders are being asked to approve that selection.

Our Board unanimously recommends a vote “FOR” the approval of the selection of PwC as our independent registered public accounting firm for 2018.

Proposal 3—Advisory Vote on Executive Compensation

We are providing stockholders the opportunity to cast an advisory, non-binding vote, popularly known as a “say on pay,” regarding the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance SEC rules. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which amended the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires a “say on pay” vote and another periodic advisory vote on the “frequency of say on pay.” At our 2017 annual meeting, a majority of votes cast on the frequency issue favored holding advisory votes regarding “say on pay” annually, a practice which has been adopted by the Board.

This proposal consists of the following non-binding resolution to be presented to the Meeting:

RESOLVED, that the stockholders of Innophos Holdings, Inc. (the “Company”) hereby approve the compensation paid to the Company’s Named Executives, as disclosed pursuant to SEC rules under “Executive Compensation,” including the Compensation Discussion and Analysis and any related material disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting.

Although this vote is not binding on the Company or the Board and will not change their fiduciary duties, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices that the Compensation Committee intends to consider when determining executive compensation for the future. You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our compensation philosophy, and the compensation tables in the Executive Compensation section in this Proxy Statement. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this Proxy Statement that set compensation.

Our Board unanimously recommends a vote “FOR” the advisory vote approving the compensation of the Named Executives.

Proposal 4—Approval of 2018 Long-Term Incentive Plan

In March 2018, upon the recommendation of the Compensation Committee, our Board unanimously approved the 2018 Long-Term Incentive Plan, or 2018 Plan, subject to stockholder approval. The elements of the 2018 Plan are summarized below. Upon approval by stockholders, the 2018 Plan will replace our existing 2009 Long Term Incentive Plan with respect to any future equity-based awards.

We intend to reserve 550,000 shares for issuance pursuant to awards under the 2018 Plan, which is in addition to approximately 412,683 shares (as of April 11, 2018) which remain available for grant pursuant to the 2009 Long Term Incentive Plan. If our stockholders approve the 2018 Plan, these remaining shares from the 2009 Long Term Incentive Plan, plus any shares that would otherwise become available for issuance under the 2009 Long Term Incentive Plan as a result of forfeitures, expiration or cancellation of previously made awards, will become available for issuance under the 2018 Plan, and no additional grants will be made pursuant to the 2009 Long Term Incentive Plan. Any previously granted awards that are outstanding under the 2009 Long Term Incentive Plan will remain outstanding in accordance with their terms. As of April 11, 2018, an aggregate of 916,945 shares are unvested, of which 175,923 are unvested full value awards and 741,022 are unexercised stock options (with a weighted average exercise price of $37.55 per share, and a weighted average term of 6.26 years), under the 2009 Long Term Incentive Plan. See also “Compensation Discussion and Analysis” for additional information concerning our equity compensation plans. As of March 20, 2018, the record date, we had a total of 19,541,761 shares of common stock outstanding.

The 2018 Plan is intended to replace the 2009 Long Term Incentive Plan and is needed to continue our equity compensation program. Our equity compensation program is an important element to remain competitive in our industry in attracting and retaining experienced talent.

If the 2018 Plan is not approved by the stockholders, we will not be able to continue our equity-based long-term incentive program, and we may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees. The 2009 Long Term Incentive Plan would then remain in place until its expiration on March 31, 2019; however, as stated above, only 412,683 shares remain available for grant under the 2009 Long Term Incentive Plan.

The Company considers the 2018 Plan an essential element of total compensation and believes the 2018 Plan promotes its interests and the interests of its stockholders by: (i) attracting and retaining the services of key employees and directors; and (ii) encouraging the active interest of those persons in the development and financial success of the Company by granting awards designed to provide participants in the 2018 Plan with proprietary interest in the growth and performance of the Company.

Stockholder approval of the 2018 Plan will also constitute approval for purposes of satisfying the stockholder approval requirements under Section 422 of the Code so that the Compensation Committee may grant incentive stock options, or ISOs.

Best Practices

Independent Oversight. The Compensation Committee of our Board, referred to herein as the Committee, composed solely of independent directors, will approve all grants made under the 2018 Plan. Additionally, the Committee may delegate to any committee of the Board, to the Chief Executive Officer and to any of our other senior officers its duties under the 2018 Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that such delegation will not extend to the authority to make awards to participants who are subject to Section 16 of the Exchange Act.

No Repricing of Options or SARs. The 2018 Plan prohibits repricing, replacement and regranting of stock options or stock appreciation rights (“SARs”) at lower prices unless approved by our stockholders.

No Discounted Options or SARs. Stock options and SARs may not be granted with an exercise price below the closing price of our common stock on the date of grant.

No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or SARs.

Limited Terms for Options and SARs. Stock options and SARs granted under the 2018 Plan are generally limited to 10-year terms.

No Liberal Share Counting. Similar to the 2009 Long Term Incentive Plan, shares that are tendered by a participant or withheld (1) as full or partial payment of withholding taxes related to outstanding awards, or (2) as payment for the exercise price of options and SARs, and (3) shares repurchased in the open market with the proceeds of the payment of the option exercise price will not become available again for awards under the 2018 Plan.

Clawback or recoupment. All awards granted under the 2018 Plan will be subject to any clawback policy implemented by the Company.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless otherwise provided in the applicable award agreement.

No “Evergreen” Provision. Shares authorized for issuance under the 2018 Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our stockholders.

No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.

No Tax Gross-ups. Participants do not receive tax gross-ups under the 2018 Plan.

Summary of the 2018 Plan

A description of the 2018 Plan appears below. Because the description of the 2018 Plan in this Proxy Statement is a summary, it may not contain all the information that may be important to you. The summary is qualified in its entirety by reference to the 2018 Plan, the full text of which is attached to this Proxy Statement as Appendix A. You should carefully read the 2018 Plan.

Eligibility

Persons eligible for Awards (as defined in the 2018 Plan) are (i) all employees of the Company and its subsidiaries and (ii) non-employee directors. As of the date of this Proxy Statement, six non-employee directors and approximately 1,500 employees would be eligible for grants of Awards under the 2018 Plan.

Shares Available for Awards

The 2018 Plan provides that up to 550,000 shares of common stock, plus the shares remaining available for awards under the 2009 Long Term Incentive Plan, may be issued, all of which may be issued as incentive stock options under Section 422 of the Code. The closing price per share of our common stock on April 6, 2018 was $40.35.

The number of shares of common stock that are the subject of Awards under the 2018 Plan or the 2009 Long Term Incentive Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of common stock or are exchanged for Awards that do not involve common stock immediately become available for additional Awards under the 2018 Plan. However, similar to the 2009 Long Term Incentive Plan, the number of shares reserved for issuance under the 2018 Plan is not increased by (i) shares of common stock not issued or delivered as a result of the net settlement of stock-settled SARs or stock option, (ii) shares of common stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) shares of common stock repurchased on the open market with the proceeds of the option exercise price.

Administration

The Committee administers the 2018 Plan with respect to Awards to participants and has broad power to take actions thereunder, to interpret the 2018 Plan and to adopt rules, regulations and guidelines for carrying out its purposes. The Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restrictions or other provision of the 2018 Plan or in any Award or otherwise amend or modify any Award in any manner that is either (a) not adverse to that participant holding the Award or (b) consented to by that participant.

Except in connection with a transaction involving the Company or its capitalization, the terms of outstanding Awards may not be amended without approval of the stockholders of the Company to (i) reduce the exercise price of outstanding options or SARs, (ii) cancel, exchange, substitute, buyout or surrender outstanding options or SARs in exchange for cash or other Awards, (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of common stock are listed or (iv) permit the grant of any stock options or SARs that contain a so-called “reload” feature under which additional stock options, SARs or other Awards are granted automatically to the participant upon exercise of the original stock option or SAR.

The Committee also may delegate to the chief executive officer, other senior officers of the Company or to other committees of the Board its duties under the 2018 Plan to the extent allowed by applicable law and permitted by the 2018 Plan.

The Committee will determine the participants to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance.

Amendment; Termination

The Board may amend, modify, suspend or terminate the 2018 Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that no amendment that would adversely affect the rights of any participant under any Award previously granted to such participant may be made without the consent of such participant and no amendment will be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable law. If approved at the Meeting, the 2018 Plan will expire on May 15, 2028, unless sooner terminated by the Board.

Adjustment

The Committee may make certain adjustments, including changes to the shares subject to outstanding Awards and shares available for grant under the 2018 Plan, in the event of any subdivision, split or consolidation of outstanding shares of common stock, any declaration of a stock dividend payable in shares of common stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the common stock or any distribution to holders of common stock of securities or property (other than normal cash dividends).

Change in Control

The consequences of a change in control (as defined in the 2018 Plan) on any outstanding Award shall be determined by the Committee and may be reflected in the applicable award agreement, or may be as provided in an individual severance or employment agreement to which a participant is a party. Additionally, pursuant to the 2018 Plan, upon a change in control, the Committee, in its discretion, may (i) provide for the substitution of Awards under the 2018 Plan, (ii) provide for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to any outstanding Award and in certain circumstance to provide for the termination of any portion of an Award that remains unexercised or (iii) provide for cancellation of an Award in exchange for such payment of such cash or property as shall be determined by the Committee in its sole discretion; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award.

Clawback

Awards under the 2018 Plan will be subject to the provisions of any clawback policy required by applicable law and implemented by the Company, which clawback policy may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards.

Awards

At the discretion of the Committee, employees or non-employee directors may be granted Awards under the 2018 Plan in the form of stock options, SARs, restricted stock awards, restricted stock units, cash awards or performance awards. Such Awards may be granted singly, in combination, or in tandem.

Options

Awards may be in the form of rights to purchase a specified number of shares of Common Stock at a specified price not less than that of the fair market value of a share of common stock on the date of grant (“Options”). An Option may be either an incentive stock option (“ISO”) that is intended to comply, or a nonqualified stock option (“NSO”) that is not intended to comply, with the requirements of Section 422 of the Code; provided that directors cannot be awarded ISOs. The Committee will determine the participants to receive Options and the terms, conditions and limitations applicable to each such Option. The term of each Option may not be longer than ten years from the date of grant; provided, however, if the term of a NSO expires when trading in the Common Stock is prohibited by applicable law or at a time in which there is a blackout period or restriction period under the Company’s insider trading policy or practices (as then in effect), then the term of such NSO shall expire on the 30th day after the expiration of such prohibition. The price at which shares may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the participant, by tendering Common Stock valued at fair market value on the date of exercise, or any combination thereof. The Committee in its discretion may provide for procedures to permit the exercise of an Option through “cashless” exercise.

Stock Appreciation Rights

Awards may also be in the form of SARs, which are rights to receive a payment, in cash or common stock, equal to the fair market value or other specified value of a number of shares of common stock on the rights exercise date over a specified strike price not less than the fair market value of a share of common stock on the date of grant. The term of each SAR may not be longer than ten years from the date of grant; provided, however, if the term of a SAR expires when trading in the common stock is prohibited by applicable law or at a time in which there is a blackout period or restriction period under the Company’s insider trading policy or practices (as then in effect), then the term of such SAR shall expire on the 30th day after the expiration of such prohibition.

Stock Awards

Awards may also be in the form of grants of Common Stock or units denominated in common stock, including restricted stock and restricted stock units (“Stock Awards”). The terms, conditions and limitations applicable to any Stock Award will be determined by the Committee. At the discretion of the Committee, the terms of a Stock Award may include rights to receive dividends or dividend equivalents prior to the vesting of the shares underlying the Stock Award.

Cash Awards

Awards may also be in the form of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the 2018 Plan will be determined by the Committee.

Performance Awards

At the discretion of the Committee, any of the above-described Awards may be made in the form of a performance award (“Performance Awards”). A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more performance goals, either individually or in any combination, established by the Committee. The amount of cash or shares payable or vested pursuant to Performance Awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

General

Nothing in the 2018 Plan or in any award agreement shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or other service relationship at any time.

The 2018 Plan shall be unfunded. The Company is not required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto.

The 2018 Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

U.S. Federal Income Tax Consequences

The following is a summary of the general rules of current U.S. Federal income tax law relating to the tax treatment of award that may be issued under the 2018 Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant. This summary is not complete and does not attempt to describe any tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.

Stock Awards

Restricted Stock. A participant generally recognizes no taxable income at the time of an award of restricted stock. A participant may, however, make an election under Section 83(b) of the Code to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation or depreciation in the value of the shares of stock granted may be taxed as capital gain or loss on a subsequent sale of the shares. If the participant does not make a Section 83(b) election, the grant will be taxed as compensation income at the full fair market value on the date the restrictions imposed on the shares expire. In general, we will receive a corresponding deduction for U.S. Federal income tax purposes for any compensation income taxed to the participant. To the extent a participant realizes capital gains, as described above, we will not be entitled to any deduction for federal income tax purposes.

Restricted Stock Units. A participant who is granted restricted stock units will recognize no income upon grant of the restricted stock units. At the time the underlying shares of common stock (or cash in lieu thereof) are delivered to a participant, the participant will recognize compensation income equal to the full fair market value of the shares received. We will generally be entitled to a corresponding deduction for U.S. Federal income tax purposes that corresponds to the compensation income recognized by the participant.

Options; Stock Appreciation Rights

Options granted under the 2018 Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the 2018 Plan may constitute NSOs. Grants of Options to non-employee directors are NSOs. The Code provides for tax treatment of Options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no taxable income for U.S. Federal income tax purposes, although the difference between the exercise price of the ISO and the fair market value of the stock at the date of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the grant date or within one year of the exercise date), any gain will be taxed to the optionee as long-term capital gain. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares so purchased before the applicable holding periods expire).

In contrast, upon the exercise of an NSO, the optionee recognizes ordinary taxable income on the exercise date (or date of disposition) in an amount equal to the excess of the fair market value of the shares purchased (or disposed of) over the exercise price. Upon the sale of such shares by the optionee, any difference between the fair market value at the date of sale and the fair market value at the date of exercise will be treated generally as capital gain or loss. Subject to the limitations discussed below, upon exercise of an NSO, the Company is entitled to a tax deduction in an amount equal to the ordinary taxable income recognized by the participant.

Participants do not recognize taxable income upon the grant of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the shares of stock received at the date of exercise of the SAR. The participant’s tax basis in any shares of common stock received on the exercise of an SAR will generally equal the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, the Company will be entitled to a deduction for U.S. Federal income tax purposes that corresponds as to timing and amount with the taxable income recognized by the participant under the foregoing rules.

Deductibility; Excise Taxes

Code Section 162(m). In general, a U.S. Federal income tax deduction is allowed to the Company in an amount equal to the ordinary taxable income recognized by a participant with respect to Awards granted under the 2018 Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligations with respect to the participant’s ordinary taxable income. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the Chief Executive Officer, Chief Financial Officer or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year. See also “Compensation Discussion and Analysis—Tax Implications—Deductibility of Executive Compensation” for additional discussion of Section 162(m) of the Internal Revenue Code.

Change in Control. The acceleration of the exercisability or the vesting of an award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five calendar years preceding calendar year in which the change in control occurs. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess parachute payment, and the company is denied a tax deduction with respect to such excess.

Code Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (i) the timing of payment, (ii) the advance election of deferrals, and (iii) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s taxable income. The Company intends to structure Awards under the 2018 Plan in a manner that is designed to be exempt from or comply with Section 409A of the Code.

2018 Plan—New Plan Benefits

The allocation of some of the shares that would become available for issuance under the 2018 Plan is not currently determinable as such allocation depends on future decisions to be made by the Committee in its sole discretion, subject to applicable provisions of the 2018 Plan. No Awards have been granted that are contingent on the approval of the 2018 Plan. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2018 Plan or the benefits that would have been received by such participants if the 2018 Plan had been in effect in the year ended December 31, 2017. Certain tables in this proxy statement set forth information with respect to prior awards granted to our Named Executives under the 2009 Long Term Incentive Plan currently in effect.

Similarly, no options have yet been granted under the 2018 Plan, and the amount of any such future option grants are not currently determinable.

Our Board believes that the approval of the 2018 Plan is in the best interest of the Company and its stockholders. Because approval of the 2018 Plan will increase the number of shares available for issuance to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest and may benefit from the approval of the 2018 Plan.

Our Board unanimously recommends a vote “FOR” approval of the 2018 Plan.

Directors and Corporate Governance

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Board Composition and Meetings

All of our current directors are serving terms that will expire at the Meeting. The following table presents biographical information regarding each of our current directors, each of whom has been nominated for re-election at the Meeting and has agreed to serve if re-elected.

Kim Ann Mink	Age:	58
	Director Since:	2016
	Current Committees:	None
	Biography and Other Directorships:	Dr. Kim Ann Mink has been the Chief Executive Officer and President of Innophos since December 2015, a director of Innophos since January 2016 and Chairman of the Board since February 2017. Prior to joining Innophos, she served as Business President of Elastomers, Electrical and Telecommunications at The Dow Chemical Company, or Dow Chemical, from September 2012 to December 2015. Dr. Mink joined Dow Chemical in April 2009 as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co. (then a fully owned subsidiary of Dow Chemical). Prior to joining Dow Chemical, Dr. Mink was Corporate Vice President and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully owned subsidiary of Dow Chemical), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities. From September 2012 to December 2015, Dr. Mink served as a member of the Board of Advisors of Catalyst Inc. From November 2012 to December 2016, she served as a member of the National Board of Trustees of the ALS Association. In addition, in 2014, Dr. Mink was named to STEMconnector’s 100 Diverse Corporate Leaders in STEM. Since March 2017, Dr. Mink has served as a director of PolyOne Corporation, a publicly-traded global provider of specialized polymer materials, services and solutions. Dr. Mink received her B.A. in Chemistry from Hamilton College and a Ph.D. in Analytical Chemistry from Duke University. She is a graduate of the Wharton School of Business Management Program.

Gary Cappeline	Age:	68
	Director Since:	2007
	Current Committees:	Nominating & Corporate Governance Committee (Chair) and Compensation Committee
	Biography and Other Directorships:	Gary Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemicals company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Engelhard Corporation and Honeywell International. He also served

		as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Evoqua Water Technologies (a manufacturer of water purification equipment) and Swanson Industries (as chairman) (a mining equipment repair business). He previously served as: a board and executive committee member of the American Chemistry Council (a chemical industry trade association); a director of Unifrax Corporation (a manufacturer of high temperature insulation products); chairman and a director of Houghton International Inc. (a manufacturer of metal working fluids); a director of Shoes for Crews, LLC (a manufacturer of slip resistant footwear); a director of RelaDyne Inc. (a distributor of lubricants and fuels); and a director of Tampico Beverages Inc. (a manufacturer of fruit drinks). Mr. Cappeline earned BS and MS degrees in chemical engineering from the City College of New York.

Linda Myrick	Age:	62
	Director Since:	2006
	Current Committees:	Nominating & Corporate Governance Committee and Compensation Committee
	Biography and Other Directorships:	Linda Myrick is General Manager for the Oxygenates & Derivatives business of Arkema, Inc., a diversified chemicals manufacturer, a position she has held since October 2017. Previously, she was Program Director for Research & Development for American Air Liquide, Inc., a chemical industry company, a position she has held from January 2013 to October 2017. Prior to that, she was Group Manager for Research & Development for Air Liquide Santé International in Paris, France, and Vice President & General Manager for Scott Specialty Gases, Inc., which was acquired by Air Liquide in 2007. Before joining Scott in 2004, she served as an independent member of the Board of Directors of Berwind Pharmaceutical Services, Inc., a privately-held pharmaceutical company. From 2001 to 2003, she held various executive management positions with Rhodia, Inc., including Vice President & General Manager, North America for Home, Personal Care & Industrial Ingredients, and Vice President & General Manager, North America for Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation. Ms. Myrick earned a BS in Chemical Engineering from the University of Delaware and an MBA from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	68
	Director Since:	2007
	Current Committees:	Audit Committee and Nominating & Corporate Governance Committee
	Biography and Other Directorships:	Karen Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation, a specialty chemicals manufacturer, from 2004 to 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice

		President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently serves as a director and chair of the audit committee of Webster Financial Corporation, a publicly-traded bank holding company, and SAPPI Ltd., a leading global producer of paper and chemical cellulose based in Johannesburg, South Africa. Ms. Osar received a BA in Latin American Studies from Smith College and an MBA in Finance from Columbia University.

John Steitz	Age:	59
	Director Since:	2009
	Current Committees:	Compensation Committee (Chair) and Audit Committee
	Biography and Other Directorships:	John Steitz has been the Chief Executive Officer of Addivant Corporation, a global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries, since March 2015. Before joining Addivant, Mr. Steitz served as President and Chief Operating Officer of PQ Corporation, a worldwide producer of specialty inorganic performance chemicals and catalysts, from October 2013 until March 2015, and President and Chief Executive Officer of Avantor Performance Materials, a global supplier of life sciences materials, from September 2012 to September 2013. Previously, he served in a variety of positions of increasing responsibility with Albemarle Corporation, a global specialty chemicals company, from 2000 through August 2012, including President and Chief Operating Officer. Before joining Albemarle, Mr. Steitz spent twenty years at Mallinckrodt, Inc., a global pharmaceutical company, holding a variety of positions of increasing responsibility, including Vice President and General Manager of Mallinckrodt’s pharmaceutical chemicals division. Since February 2017, Mr. Steitz has served as a director of Tredegar Corporation, a publicly-traded manufacturer of plastic films and aluminum extrusions. Mr. Steitz holds a BS degree in Chemical Engineering from the University of Missouri and an MBA from the Southern Illinois University.

Peter Thomas	Age:	62
	Director Since:	2016
	Current Committees:	Audit Committee and Nominating & Corporate Governance Committee
	Biography and Other Directorships:	Peter Thomas is currently our Lead Independent Director. Mr. Thomas has served as the President and Chief Executive Officer and a director of Ferro Corporation, a publicly-traded producer of specialty materials, since April 2013. Previously, he served as interim President and Chief Executive Officer of Ferro Corporation beginning in November 2012. Mr. Thomas was elected Chairman of the Board of Directors of Ferro Corporation in April 2014. Prior to his appointment as interim President and Chief Executive Officer of Ferro Corporation, Mr. Thomas served as the Operating Vice President of Ferro Corporation’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals

		businesses. Mr. Thomas joined Ferro Corporation in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro Corporation, from 1991 to 1999, Mr. Thomas held various positions at Witco Corporation, a specialty chemical company, including Vice President of the Oleochemical-Derivatives business unit, Vice President of Sales and Global Market Director. Mr. Thomas earned his BS in Chemistry from Duquesne University and his MBA from Loyola University.

Robert Zatta	Age:	68
	Director Since:	2016
	Current Committees:	Audit Committee (Chair) and Compensation Committee
	Biography and Other Directorships:	Robert Zatta served as the Chief Financial Officer of Rockwood Holdings, Inc., a publicly-traded specialty chemicals company, from March 2001 until January 2015, when Rockwood Holdings, Inc. was acquired by Albemarle Corporation. From July 2014 until January 2015, he also served as the Acting Chief Executive Officer of Rockwood Holdings, Inc. Prior to joining Rockwood, he spent twelve years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Since March 2017, Mr. Zatta has served as a director of Nexeo Solutions, Inc., a publicly-traded global chemicals and plastics distributor. Since December 2015, Mr. Zatta has served on the Board of Trustees and Chairman of the Audit and Risk Management Committee of Merrimack College. Also, since December 2017, Mr. Zatta has served on the Advisory Board of the Silberman College of Business-Fairleigh Dickinson University. Mr. Zatta has a BS in Business Administration from Merrimack College and an MBA in Finance from Fairleigh Dickinson University.

Certain of our directors are also officers and/or directors of certain subsidiaries of Innophos Holdings, Inc. There are no family relationships among any of our directors or executive officers.

Among the factors considered by the Nominating & Corporate Governance Committee in recommending, and the Board in nominating, the above candidates for re-election at the Meeting were the following:

Nominee	Material Factors Considered

Dr. Mink	Her extensive background and experience as an executive in the specialty chemical industry, and her role as chief executive officer of the Company overseeing its business and developing its growth initiatives.

Mr. Cappeline	His business background and senior responsibilities as an executive in the chemical industry and merchant/investment banking field, as well as his leadership of a standing Board committee and his prior role as the Lead Independent Director from 2007 to April 2018.

Nominee	Material Factors Considered

Ms. Myrick	Her experience in the immediate predecessor business to the Company, participation in the Board from 2006 as its first independent director, and managerial expertise in the global chemical industry, research and development, marketing and general management.

Ms. Osar	Her extensive experience and leadership positions in diverse major manufacturing and chemical companies, including expertise in banking, finance, treasury and prior service as a chief financial officer.

Mr. Steitz	His extensive experience and senior leadership positions in the specialty chemical industry with particular emphasis and strength in operations, and his leadership as chair of a standing Board committee.

Mr. Thomas	His executive and board experience with publicly-traded specialty material companies, including his chief executive experience and related operations experience, as well as his service as Lead Independent Director since April 2018.

Mr. Zatta	His executive experience with a publicly-traded specialty chemicals company, his extensive financial and accounting experience, his leadership as chair of a standing Board committee and qualification as a financial committee expert for Audit Committee purposes.

Each of our directors, other than Kim Ann Mink, is independent under NASDAQ Stock Market Rules and SEC rules with respect to their service on our Board and the respective committees on which they serve.

During 2017, the Board had a total of six meetings, the Audit Committee had a total of seven meetings, the Compensation Committee had a total of five meetings and the Nominating & Corporate Governance Committee had a total of three meetings. In addition, our Strategic Advisory Committee, which is no longer a standing Board committee, had one meeting in 2017. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This responsibility includes not only attending Board and committee meetings, but stockholders’ meetings as well. All current directors attended the 2017 annual meeting of stockholders.

Board Leadership Structure

The Board is dedicated to the principle that independent directors must play a determinative role in the overall governance of the Company, including an active role in the leadership structure of the Board and its committees.

Since February 2017, Dr. Mink has served as the Chairman of the Board. Other than Dr. Mink, all directors now serving on the Board are independent directors. To follow sound governance practices consistent with its principles and provide leadership and coordination among the independent majority of directors, in 2007, the Board created the office of “Lead Independent Director,” or LID, and formalized that determination in the corporate structure by amending the Company’s by-laws. Under the Company’s by-laws, whenever the Board elects a chairman who is not also an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID. Apart from being a distinct corporate office recognized under the by-laws, the LID position is separately compensated from other directors in recognition of its importance and additional responsibilities.

The LID is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. The Board has specified major roles for the LID that centrally involve that director in coordinating the independent director activities of the Board.

Peter Thomas, an independent director, currently serves as the LID. Mr. Thomas currently serves on the Audit Committee and the Nominating & Corporate Governance Committee. He was elected as the LID effective April 2, 2018 to serve until the 2018 annual organizational meeting of the Board, subject to his reelection by stockholders at the Meeting.

Since the creation of the office of the LID, the Board has reviewed from time to time the governance issues and principles relating to the combination or separation of the offices of chief executive and chairman. The Board has concluded that the interests of the Company and its stockholders are currently best served by combining the offices of chief executive officer and chairman and maintaining the office of the LID and electing a qualified candidate to that office. Among factors that support that conclusion are the following: (i) the Board believes the existing combined structure and incumbent personnel involved would continue to work well for the benefit of the Company; (ii) there is no convincing evidence that the Company’s financial performance or other aspects of its business would be improved by splitting the roles; (iii) there is a concern that dividing the roles could weaken its ability to develop and implement critical strategies; (iv) as a matter of good governance, the Company already implements alternative measures to strengthen Board independence and oversight (for example, Board expansions, other than the addition of our current Chief Executive Officer, have been solely with independent directors, Board committees are all being chaired by independent directors, and at Board and committee meetings, time is allocated for independent directors to meet in executive session without management personnel present); and (v) potential benefits of splitting the roles can be achieved in other meaningful ways such as by using the LID function concentrated in one independent director who could work in tandem with a non-independent chairman.

The Board retains the right at any time to review the issues of separation or combination of the Board leadership and management leadership and the discretion and power to make changes in that regard should it conclude circumstances warrant them.

Board Effectiveness Review in 2017 and 2018

As the Company continues its transformation pursuant to its Vision 2022 growth plan, the Board engaged outside consultants, led by the Nominating and Corporate Governance Committee, and conducted a board effectiveness review as outlined below.

Component	Description

Director Questionnaires	Tailored questionnaires were developed for the directors with confidential responses provided directly by the outside consultants.

Interviews	Confidential, in-depth, and candid candidate interviews were conducted by the outside consultants with each of the directors and key members of the senior management team.

Corporate Governance Review	A review was conducted of our corporate governance documents, current literature, and recent developments and trends indicated by corporate governance organizations and institutional investors.

As a result of the effectiveness review, the Board implemented several changes in March 2018, including:

•	Adopting a policy whereby no Board member may serve as the LID or chair a Board committee for a period of greater than five years.

•	Implementing the following immediate Board leadership role changes:

•	Peter Thomas was appointed as new LID and a member of the Nominating and Corporate Governance Committee.

•	Gary Cappeline was appointed as the new Chair of the Nominating and Corporate Governance Committee.

•	Streamlining the committee structure.

•

Developing and implementing a Board succession plan, including a composition matrix to complement current skills and capabilities with identified future needs, investing in director development and education, and enhancing the annual Board assessment against strategic goals.

The Board’s Role in Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, geo-political risks and risks relating to regulatory and legal compliance. The Company regularly discloses in its public filings material risks to its business and the steps it takes to identify and attempt to prevent or mitigate them.

One of the responsibilities of the Board is oversight of the Company’s risk management activities. In meeting that responsibility, the Board ensures that processes are in place to identify and evaluate the major risks faced by the Company and oversees and monitors the design and implementation of guidelines and programs to manage the Company’s response to those risks. The Board discharges its oversight function through a combination of its own efforts, those of its standing committees and the senior management structure of the Company. Senior executives manage material risks on a day-to-day basis and assist in managing risk in liaison with the Board and Board committees. The Company has an Enterprise Risk Management Policy, or ERMP, providing an overall methodology for dealing with various types of risk.

According to the ERMP, the accountabilities for risk management at the Company are as follows:

•

Board of Directors (including through delegation to its committees). The Board is ultimately responsible for approving the Company enterprise risk management framework and key risk management policies, including risk appetite parameters. It approves the overall Company strategy to ensure it fits with risk appetite, oversees the mitigation of strategic risk elements, such as executive succession planning and approval authority levels, and ensures that management is complying with risk management policies. Although the committees and mechanisms described below operate on a regular basis and circumstances may result in risk elements being the subject of Board attention at any time, the full Board itself devotes at least one session annually (normally in December) focused on risk identification and management where it reviews risk identification and analyses made by the organization through the ERMP process. The delegations made by the Board to its standing committees with respect to risk can be summarized as follows:

•

Audit Committee—this Board committee is generally responsible for the oversight of risk exposures generally, including those risks not specifically delegated to the other Board committees, including risk exposure arising from or relating to the Company’s financial reporting and financial controls, and works directly with the Enterprise Risk Management Committee described below. In this area, the committee is supported by the Company’s management team and internal audit function.

•	Compensation Committee—this Board committee is responsible for the Company’s compensation policies and programs and how they relate to risk.

•	Nominating & Corporate Governance Committee—this Board committee assists with various corporate governance risk management tasks as assigned by the Board from time to time.

•

Chief Executive Officer. The Chief Executive Officer has overall responsibility for the management and reporting of risks and the implementation of risk management strategies and policies as determined by the Board and its committees. The Chief Executive Officer works with the Enterprise Risk Management Committee in order to develop and implement risk management policies and evaluate the effectiveness of such policies.

•

Enterprise Risk Management Committee. This management committee, currently chaired by our Chief Financial Officer, comprises a number of senior executives and managers and is responsible for the development, implementation and oversight of all risk management processes and methodologies under the direction of the Chief Executive Officer. The chairman of this committee coordinates such efforts with the Chief Executive Officer. It reports to the Audit Committee at least once per year.

•

Management’s Leadership Team. This group, comprising all business sector and function vice presidents, through its regular quarterly business review meetings and task forces, is responsible for reviewing the material risks listed during the risk identification process and implementing mitigation actions. It ensures that newly-observed risks, or changes in risks previously documented, are communicated to the Chief Executive Officer and Enterprise Risk Management Committee. In addition to this duty, it has responsibility for tactical business operation within pre-defined risk tolerance parameters.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee has discussed and analyzed elsewhere in this Proxy Statement the various elements of compensation provided to those persons identified as our Named Executives in the “Executive Compensation” section of this Proxy Statement. The committee believes that, although the larger part of compensation value provided to our Named Executives and key employees could be regarded as performance-based, our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation programs encourage participants to remain focused on both short and long-term financial and other measures and to remain in Company service for extended periods of time. The bases for compensation under our programs have been broad, traditional measurements indicative of sound performance measured both internally and externally. For example, our performance share awards (under our long term incentive programs) are issued only at the end of three-year performance cycles, and award levels for each cycle are currently based on free cash flow and contribution margin as a percentage of sales. The fact that these awards are stock-based, together with the nature of stock option and restricted stock awards made separately under our programs (also with installment vesting), generally encourages participants to focus on sustained stock price appreciation over the long term.

Under our short term programs, awards paid in cash have been based on both Company financial achievement and fulfillment of individual goals (with Company financial achievement constituting 70% of the award). The financial goals are based on broadly accepted measurements, such as adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and AWC (Average Working Capital as a percentage of sales), in each case measured against targets related to annual budgets. Participants’ personal goals are harmonized with overall Company goals and depend to a significant degree on non-financial measurements that may extend to risk reduction areas like health, safety, environment, quality and customer service. The harmonization to broader goals discourages excessive risk taking by individuals. Moreover, awards are not paid out to executives on individual goals if, at a minimum, Company goals are not met. The Company also has stock ownership guidelines that require long-term equity ownership by senior executives, a structure that keeps their interests aligned with stockholders for the long-term and discourages excessive risk taking harmful to all investors.

For a more detailed discussion of these compensation programs, please see “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this Proxy Statement.

Board Committees Overview

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, each of which currently has the membership shown in the table below.

Name	Audit	Compensation	Nominating & Corporate Governance
Gary Cappeline		X	X*
Linda J. Myrick		X	X
Karen Osar	X		X
John Steitz	X	X*
Peter Thomas	X		X
Robert Zatta	X*	X

*	Chair

A complete copy of the Company’s corporate governance documents and charters are available, free of charge, on the Company’s website (www.innophos.com) under the tab “Investor Relations”, and then by selecting “Corporate Governance”, followed by “Documents and Charters”. The following are posted on the website:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Charter

•	Corporate Governance Guidelines

•	Code of Ethics

•	Code of Ethics for Executive Officers and Principal Accounting Personnel

•	Insider Trading Policy

•	Certificate of Incorporation

•	By-Laws

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

The principal duties and responsibilities of our standing committees are discussed below.

Audit Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Audit Committee. The principal purpose and responsibilities of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility to:

•	review the integrity of the Company’s annual and quarterly financial statements and its financial reporting process;

•	review significant accounting and reporting issues;

•

recommend whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K and prepare its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations;

•	review the scope and results of the independent auditor’s annual audit and quarterly reviews of the Company’s financial statements;

•	review the effectiveness of the Company’s internal accounting and financial controls and internal control over financial reporting;

•	review and monitor the performance of the Company’s internal audit function, if any, and independent registered public accounting firm;

•	select the independent registered public accounting firm and monitor its qualifications, independence, compensation and services;

•

establish procedures for internal complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and approve, as appropriate, related-party transactions for potential conflicts of interest and grant, as appropriate, waivers to the Company’s ethics policies;

•	evaluate enterprise risks and review the Company’s policies for enterprise risk assessment and risk management;

•	investigate matters brought to its attention and engage independent counsel and other advisors as it deems necessary; and

•	oversee legal and regulatory matters that may have a material impact on the Company’s financial statements.

The committee is required to consist of at least three members. Currently, there are four directors serving on the committee. The Board has determined that Robert Zatta, chair of the Committee, as well as Karen Osar and Peter Thomas, meet the SEC’s definition of “audit committee financial expert.” All committee members are “independent,” as that term is defined by the NASDAQ Stock Market rules and SEC rules, with respect to their service on the Audit Committee.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee serves as the Company’s nominating committee. The Board has adopted a written charter that defines the duties and responsibilities of the Nominating & Corporate Governance Committee. The principal purpose and responsibility of the committee under its charter adopted by the Board is to:

•	develop and recommend qualification standards and other criteria for selecting new directors;

•	screen and recommend nominees for election as directors of the Company;

•	establish procedures and oversee annual evaluations of the Board, individual Board members and the Board committees;

•	develop, implement and oversee plans related to appropriate training, development, continuing education and improvement actions for the Board, individual Board members and the Board committees;

•	consider matters of corporate governance and periodically review and make recommendations to the Board with respect to the Company’s corporate governance policies;

•	review periodically and make recommendations to the Board about changes to the charters of the Board committees;

•	review the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership; and

•	develop and review succession plans of the chief executive officer.

The Nominating & Corporate Governance Committee is required to consist of at least three members. The committee currently consists of four members, all of whom are independent under NASDAQ Stock Market rules.

The Company’s Corporate Governance Guidelines provide that the committee will also evaluate candidates for the Board recommended by stockholders. The committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend a candidate may submit a timely recommendation in writing to the Secretary of the Company. That submission should include the information specified in our bylaws, including: (i) the candidate’s name, age, address, occupation and share ownership; (ii) other biographical information that will enable the committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. No distinction is made by the committee in considering candidates properly nominated by stockholders from those who may be nominated by directors, management or other sources.

The committee is interested in recommending candidates (as needed subject to the size of the Board as determined by that body) who will make the strongest contributions toward the Board’s fulfillment of its overall responsibilities to manage the Company’s business in the best interests of the stockholders. Although we do not have a formal diversity “policy,” the committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion or ethnicity.

Each year, the committee conducts an evaluation process covering the Board, each committee and each Board member. In addition, as noted above under “—Board Effectiveness Review in 2017 and 2018” the Board commissioned an effectiveness review in 2017-2018 utilizing outside consultants.

Following this evaluation process and effectiveness review, the committee recommended to the Board, and the Board approved, the inclusion of each of the seven director nominees in Proposal I of this Proxy Statement for nomination for re-election at the Meeting.

Compensation Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Compensation Committee. The committee’s primary purpose and responsibilities are to:

•	approve the compensation to be paid to non-employee directors;

•

recommend to the Board for approval the compensation to be paid to the Chief Executive Officer, any employment agreement with the Chief Executive Officer, the goals and objectives relevant to the Chief Executive Officer’s compensation and the performance evaluation of the Chief Executive Officer;

•

review and approve the goals established by the Chief Executive officer for the Company’s other executive officers and the performance evaluation of such executive officers by the Chief Executive Officer;

•	approve the compensation recommended by the Chief Executive Officer to be paid to the Company’s other executive officers;

•	approve employment agreements with officers (other than the Chief Executive Officer);

•	review and approve any perquisites and benefits policies or programs available to the Company’s executive officers;

•	administer employee bonus or other incentive plans, compensation plans and equity arrangements where directors and/or executive officers participate;

•	perform those responsibilities under pension and retirement plans that may be assigned to the committee;

•	to the extent it deems necessary, make recommendations to the Board for the establishment or modification of equity compensation plans and pension and retirement plans;

•	review and assess potential risk to the Company from its compensation programs and policies;

•	prepare an annual Compensation Committee Report for inclusion in the Company’s filings with the Securities and Exchange Commission;

•

review and discuss with management, and then recommend to the Board, the Company’s Compensation Discussion & Analysis information to be included in the Company’s filings with the Securities and Exchange Commission;

•	consider the results of stockholder advisory votes on executive compensation and the frequency of such votes;

•

retain or obtain the advice of any compensation consultant, legal counsel or other adviser as determined by the committee in its sole discretion and directly manage the appointment, compensation and oversight of such advisers; and

•	approve stock ownership guidelines for the Company’s executive officers and directors and monitor compliance with such guidelines.

The committee is to consist of at least three members. The committee currently consists of four members, all of whom are independent under NASDAQ Stock Market rules with respect to their service on the committee. The committee may form one or more subcommittees consisting exclusively of one or more independent directors and each of which may take such actions as may be delegated by the committee.

The committee regularly consults with external, independent consultants and may consult with outside legal advisors that advise it on compensation issues. The committee has the final authority to retain and terminate compensation consultants and determines the terms and conditions of those relationships, including compensation. In their engagements, compensation consultants receive directions from, and consult with, the committee, as well as senior management. In the course of its duties, the committee discusses with the consultants executive compensation matters it deems appropriate outside the presence of management. Although the committee seeks and considers the information and advice provided by its consultants, decisions by the committee are ultimately the committee’s responsibility.

During 2017, the Compensation Committee engaged Mercer (USA), Inc. (“Mercer”) to provide compensation related services and advice relating to executives. Mercer reported directly to the Compensation Committee, and the nature and scope of the principal executive compensation services rendered for 2017 by it to the Compensation Committee and on its behalf can be summarized as follows: (i) guidance with respect to executive compensation, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates; (ii) assistance with the assessment and implementation of short-term and long-term incentive compensation programs; and (iii) advice with respect to best practices related to executive compensation and Compensation Committee activities.

For 2017, the Company incurred $172,403 of fees and expenses in respect of executive compensation services performed by Mercer, all of which were in support of the Committee’s functions. For 2017, the Company and its subsidiaries also expended approximately $230,000 for insurance brokerage and additional advisory services performed by an affiliate of Mercer. Those services were considered ordinary and necessary for the ongoing protection of corporate assets and personnel or in furtherance of strategic development and were not approved by the Board or any committee thereof. The insurance relationship with Mercer’s affiliate originated with the Company’s organization in 2004, was known at the time Mercer was first retained for executive compensation services, and is not considered by the Company to present a conflict of interest or adversely affect Mercer’s independence.

The Compensation Committee assessed the independence of Mercer and all other outside advisors retained to advise it on compensation matters in 2017 and determined that there were no conflicts of interest. In compliance with its charter and in reaching these conclusions, the Committee considered Rule 10C-1(b)(4) of the Exchange Act, and the corresponding independence factors in Rule 5605(d)(3) of the NASDAQ Stock Market regarding compensation advisor independence and believes that its advisors were able to independently advise the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Policy on Communications from Security Holders and Interested Parties

Stockholders and other interested parties wishing to contact our Board, any director, any of the committee chairs or the independent directors as a group, may write to c/o Corporate Secretary, 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company. Communications addressed to directors may, at the direction of the directors, be shared with Innophos’ management.

In addition, any interested parties who have concerns that they wish to make known to the Company’s non-management directors may send any such communication directly to the Chair of the Nominating & Corporate Governance Committee in care of the Company’s executive offices at 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512. All such stockholder communication will be reviewed by the Chairman of the Nominating & Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

Employees may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made confidentially and/or anonymously through our whistleblower hotline, 1-800-461-9330 or by completing and submitting a web form available at www.mysafeworkplace.com.

Codes of Ethics, Environmental Sustainability and Safety Policy and Website

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duties, our Board follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as our Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

We have adopted a Code of Ethics that applies to all of our employees, officers and Board members. We have also adopted a supplemental Code of Ethics for Executive Officers and Principal Accounting Personnel that applies to our senior financial officers. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website. In addition, we have adopted an Environmental Sustainability and Safety Policy, consistent with our commitment to protecting the natural environment and the communities in which we operate. We also adopt from time to time additional guidelines and policies designed to foster sound governance practices and compliance with applicable laws and regulations.

Our General Code of Ethics, Code of Ethics for Executive Officers and Principal Accounting Personnel and our Environmental Sustainability and Safety Policy, as well as our annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com, and are also available in print to any stockholder who requests them.

By referring to these documents, we do not intend to incorporate the contents of the website into this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, officers and persons who own beneficially more than 10% of our common stock to file initial reports and reports of changes in ownership of our common stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. Based upon a review of filings with the SEC and written representations to us, we believe that during 2017 all of our directors and executive officers complied with the reporting requirements of Section  16(a).

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only non-employee directors are currently eligible for such compensation, and directors who are employees of the Company receive no additional compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. From time to time, our Compensation Committee reviews the levels, types and mix of compensation paid to directors, considers market conditions and prevailing practices with its consultants and makes recommendations to the Board for its consideration concerning director compensation. Our director compensation program is benchmarked to competitive levels. Consistent with those objectives and procedures, the compensation paid to our non-employee directors in 2017 was structured as follows:

Fee Type	Value in $	Notes
Annual Retainer Cash	80,000
Annual Retainer Stock	90,000	(Payable in shares following election at annual meeting)
Annual Lead Independent Director Fee	20,000
Annual Committee Membership:
Audit	7,500	($17,500 for chair)
Compensation	2,500	($12,500 for chair)
Nominating & Corporate Governance	2,500	($10,000 for chair)
Strategic Advisory*	2,500	($10,000 for chair)
Board Meeting Fee (per meeting attended**)	1,500	(Only payable with respect to each meeting attended in excess of six per year)
Committee Meeting Fee (per meeting attended*)	1,000

*	No longer a standing Board committee.
**	Includes in person or telephonic attendance.

The annual cash retainer is paid quarterly. In order to better align the interests of directors with those of the stockholders, we utilize an annual stock retainer referred to in the table above and reflected in the table below, pursuant to which our non-employee directors receive a portion of their annual fee (currently the equivalent of

$90,000 in fair market value at time of issue) in fully vested actual shares of Company common stock following their successful election or re-election at annual meetings. Non-employee directors are subject to the Company’s Executive and Director Stock Ownership Policy, under which each such director is afforded until five years after first election to achieve and maintain a level of ownership of common stock equal in value to five times the amount of their annual cash retainer (currently $80,000). At the current level of cash retainer and an illustrative price per share of common stock of $40, compliance with the policy would require each director to own a minimum of 10,000 shares. As of December 31, 2017, based on the computational rules under our policy, all of our non-employee directors were in compliance with the requirements. Messrs. Zatta and Thomas, who joined the Company in 2016, have five years from the date they joined the Company to satisfy these requirements.

Director Compensation Table

For services rendered as directors in all Board and committee capacities in 2017, we provided our non-employee directors the following compensation:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary Cappeline	125,875	85,961	—	—	—	—	211,836
Linda Myrick	100,500	85,961	—	—	—	—	186,461
Karen Osar	100,000	85,961	—	—	—	—	185,961
John Steitz	115,500	85,961	—	—	—	—	201,461
Peter Thomas	98,000	85,961	—	—	—	—	183,961
James Zallie*	89,000	85,961	—	—	—	—	174,961
Robert Zatta	112,000	85,961	—	—	—	—	197,961

*	Mr. Zallie resigned from the Board effective April 1, 2018.
(1)	Represents all fees earned during the year ended December 31, 2017.
(2)	On May 19, 2017, the Company granted 1,988 stock awards to each of our non-employee directors at a closing market price of $43.24. The stock awards immediately vested.

Dr. Mink will not receive any additional compensation for serving on our Board. For a discussion of her compensation arrangement, see “Executive Compensation” appearing elsewhere in this Proxy Statement.

Related Party Transactions and Policy With Respect To Related Person Transactions

Policies and Procedures for Related Party Transactions

The Board has a written policy that requires certain transactions with “related persons” to be approved or ratified by its Audit Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable committee for individual approval. The standards applied by the applicable committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

Related Party Transactions

The following is a description of transactions since January 1, 2017 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation and Related Agreements

See “Directors and Corporate Governance—Director Compensation” and “Executive Compensation” appearing elsewhere in this Proxy Statement for information regarding the compensation, including severance payments, that we have paid to our directors and Named Executives and the terms of the employment agreements and related agreements with our Named Executives.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into an indemnification agreement or an employment agreement that provides indemnification rights with each of our directors and certain of our executive officers. Under those agreements, we have agreed generally to indemnify the executive officers and directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our Company, its subsidiaries or other entities at our request. Our corporate charter also provides indemnification rights to our officers and directors. We also maintain directors’ and officers’ liability insurance for our directors and officers.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

Auditor Fees

The following table shows the fees paid to PwC for professional services for 2017 and 2016:

	2017	2016
	(Dollars in thousands)
Audit Fees (1)	$2,756	$2,121
Audit-Related Fees (2)	—	—
Tax Fees (3)(4)	915	1,517
Other (5)	4	4

Total	$3,675	$3,642

(1)	Fees for professional services provided for audit of the Company’s annual financial statements as well as reviews of quarterly reports on Form 10-Q, accounting consultations on matters addressed during the audit or interim reviews and SEC filings and offering memoranda, including consents.
(2)	Fees for professional services that principally include due diligence services.
(3)	Fees for professional services that principally include tax compliance, tax advice and tax planning services.
(4)	Specific fees for assistance with the tax implications relating to an international cash repatriation project of $695 was recognized in 2016. In engaging PwC for this project, management and the Audit Committee considered PwC’s deep knowledge of our business, history, operations, and PwC’s overall strength in international taxation matters. As such, we determined that PwC would ensure high quality advice pertaining to our business and the completion of the work in a timely and efficient manner. The Audit Committee also assessed that these services are compatible with PwC’s independence from the Company in the conduct of their audit services.
(5)	Fees for subscription services for accounting and tax material.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2017 and 2016, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

The Audit Committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2017 with Company management. The Audit Committee discussed with the independent registered public accounting firm, PwC, the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) in accordance with Auditing Standard No. 16, “Communications with Audit Committee”.

The Audit Committee also discussed with Company management management’s assessment of Innophos’ disclosure controls and procedures as of December 31, 2017. The Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB, and the Audit Committee has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The Audit Committee

Robert Zatta (Chair)

Karen Osar

John Steitz

Peter Thomas

Executive Compensation

Compensation Discussion and Analysis

In this section, we discuss our compensation policies and objectives, and the programs we have established to achieve these objectives. This discussion primarily focuses on our named executive officers, as defined under SEC rules and identified below under “Named Executives”. We refer to these officers as our “Named Executives”.

Named Executives

The table below identifies our Named Executives for 2017. Although Jean Marie Mainente’s employment with the Company was terminated on September 30, 2017, she qualified as a named executive officer under SEC rules for 2017 as a result of the inclusion of certain severance payments she received in her 2017 compensation as discussed more fully in this Executive Compensation section. In addition, as a result of the fact that Yasef Murat served as an executive officer for a portion of 2017, he qualified as a named executive officer under SEC rules notwithstanding the fact that he was not serving as an executive officer at the end of the year (he remains employed with Innophos in a non-executive role).

Name	Title
Kim Ann Mink	Chairman, Chief Executive Officer and President
Han Kieftenbeld	Senior Vice President, Chief Financial Officer
Joshua Horenstein	Senior Vice President, Chief Legal Officer and Corporate Secretary (former Interim Chief Human Resources Officer from September 2017 until February 2018)
Amy Hartzell	Senior Vice President, Supply Chain and Purchasing
Sherry Duff	Senior Vice President, Chief Marketing and Technology Officer
Yasef Murat	Senior Manufacturing Fellow (previously served as Senior Vice President, Global Manufacturing through April 2017)
Jean Marie Mainente	Former Senior Vice President, Chief Human Resources Officer

Historical compensation data for the Named Executives can be found below in the “Summary Compensation Table” and supporting tables in this Proxy Statement following this discussion. References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy along with the other duties provided in the Committee’s charter.

Vision 2022 Growth Plan

In April 2017, we unveiled our five-year Vision 2022 growth plan. The purpose of our Vision 2022 growth plan is to transform the growth profile of our company, increase our presence in attractive Food, Health and Nutrition ingredient end-markets and develop innovative solutions that better serve our customers, all of which is expected to increase stockholder returns. Specifically, our Vision 2022 growth plan focuses on:

•

Strengthening our core business by selectively defending and maintaining our cash-generative core ingredients business serving Food, Health and Nutrition and Industrial Specialties segments with proven phosphate based technology solutions.

•

Building growth through acquisition by targeting additional sales via inorganic growth by 2022 that broaden our technology portfolio and extend Innophos’ presence in Food, Health and Nutrition markets that offer attractive annual growth rates with an attractive margin profile.

•	Leveraging our manufacturing and technology platforms to create organic growth.

•	Pursuing strategic partnerships with customers, suppliers, and marketing and technology partners to deliver economic security of supply, best-in-class service and new ingredients solutions.

•

Delivering on continuous improvement initiatives across all functions, processes and systems to ensure a cost competitive, fit-for-purpose organization delivering significant bottom line savings by 2022 from existing and new programs.

Vision 2022 Achievements in 2017

In 2017, we made substantial achievements in connection with our Vision 2022 growth plan:

•

Strategic Excellence. We consummated two strategic acquisitions – Novel Ingredients and NutraGenesis – which complement our Food, Health and Nutrition portfolio and further strengthen our position as a leading specialty ingredient solutions provider to attractive end-markets. These acquisitions are critical steps in Innophos’ goal of growing its presence in the high-growth nutraceutical markets. Both acquisitions provided an immediate opportunity to combine Novel’s and NutraGenesis’ branding and marketing expertise with our sourcing, manufacturing and technology capabilities, to offer more differentiated ingredients solutions to our customers. The integrations of both companies are well underway, and we remain confident in our ability to improve EBITDA margins by delivering identified cost synergies.

•

Commercial Excellence. In 2017, we reorganized our global commercial team into market-focused verticals, implemented a new customer engagement strategy with differentiated levels of service, and aligned our sales, technology, and marketing into a 3-in-the-box model to drive customer intimacy.

•

Operational Excellence. We completed our Phase 1 operational excellence initiatives in 2017, which delivered a total of $16 million in savings. We are currently on track to achieve $13 million of Phase 2 operational excellence initiative cost savings.

Executive Summary of Compensation Policies and Practices – Alignment of Pay and Performance

Our compensation policies and practices seek to tie executive compensation to performance and to align the interests of our executives with our stockholders:

•	Executive Compensation Aligned with Company Performance and Stockholder Value

•	Substantial portion of targeted total pay for executives based on performance of the Company, including the trading price of the Company’s common stock

•	Incentive awards specifically tied to stockholder returns, earnings, cash flow and contribution margins

•	Maintain stock ownership guidelines requiring Named Executives to hold stock with values equal to designated multiples of their respective base salaries

•	Value of target equity awards is a significant portion of total compensation

•	Equity awards have three year vesting

•

Board policy prohibiting excess severance payments (payments in excess of severance required by applicable contractual provisions and company severance policies); no such payments have been made since 2016

•	2017 Company Performance

•	As detailed above, substantial progress was made in 2017 in connection with the strategic excellence, commercial excellence and operational excellence pillars of our Vision 2022 growth plan

•	In 2017, we continued to improve our working capital as a percentage of sales, consistent with our stockholders’ interest in cash generation

CEO Compensation Overview

A substantial portion of targeted pay for our Named Executives, including our Chief Executive Officer, is based on performance. Approximately 75% of Dr. Mink’s 2017 target compensation is performance based:

*	Does not include perquisites and personal benefits described below in this discussion.
**	The Company Performance component consists of: (i) time-based equity awards (35%); (ii) Company performance-based equity awards (15%); and (iii) Company performance-based short-term cash award (17.5%).

The below table presents a summary of Dr. Mink’s base salary, short-term cash bonus and long-term equity compensation with respect to 2017 and 2016:

	Base Salary($)	Short-Term Cash Bonus($)	Long-Term Equity Compensation(1)	Total(2)
2017	787,500	987,200	1,570,172	3,344,872
2016	750,000	675,000*	1,275,000**	2,700,000

*	Pursuant to the terms of her employment agreement, Dr. Mink received a $675,000 transition payment in 2015, which was a pre-payment of her 2016 short-term incentive bonus (which is reflected in the “Bonus” column of the Summary Compensation Table included herein for 2015). Pursuant to the terms of her employment agreement, because the bonus that she earned under the 2016 short-term incentive plan did not exceed the amount of the transition payment, she did not receive any additional payment under the 2016 short-term incentive plan.
**	Pursuant to the terms of her employment agreement, on December 14, 2015, Dr. Mink received a grant of performance shares, restricted shares and stock options, representing her long-term equity incentive award for the 2016 year. On April 1, 2016, Dr. Mink received a grant of restricted shares and stock options to replace her December 14, 2015 grant of performance shares (which performance shares were cancelled), so that her 2016 award now consists solely of restricted shares and stock options (including those restricted shares and stock options granted to Dr. Mink on December 14, 2015) in order to match the composition of her 2016 long term incentive award to the 2016 awards of other employees. The value reported includes the value of her 2015 and 2016 restricted shares and stock options.
(1)	See Footnote 7 of summary compensation table.
(2)	See Summary Compensation Table for total compensation Dr. Mink received in 2015, 2016 and 2017.

In 2017, Dr. Mink received a $50,000 increase in her 2017 base salary, her short-term cash bonus target was increased from 90% to 100% of her base salary and her long-term equity compensation target was increased from 170% to 200% of her base salary as a result of, among other achievements, her strong leadership in overcoming the challenges of the dynamic market environment, which resulted in a 90% stockholder return in 2016, Innophos’ best performance during the last ten years as a publicly traded company. Dr. Mink’s 2017 compensation was set at a level equal to approximately the 25th percentile of the peer group discussed below under “—Setting Compensation,” which is consistent with the Company’s targeted level at the 25th percentile of the peer group. In connection with our stockholder engagements described below under “—Impact of Prior “Say-on-Pay” Vote and Extensive Stockholder Outreach,” no stockholder expressed concerns regarding Dr. Mink’s compensation.

Among the factors that our Board of Directors considered in setting the 2017 individual performance factor component of our short-term cash incentive program for Dr. Mink (as described below, she received a score of 1.5) was her instrumental role in 2017 in developing, implementing and executing against our Vision 2022 growth plan. As noted above, in 2017, Innophos made significant advancements against each of the strategic excellence, commercial excellence and operational excellence pillars of its Vision 2022 growth plan. In particular, Innophos consummated two strategic acquisitions to strengthen its Food, Health and Nutrition portfolio. Dr. Mink led each of these two acquisitions. Dr. Mink’s individual performance factor also reflected her overall leadership of the Company. In addition, since Dr. Mink joined Innophos, for the two-year period ended December 31, 2017, Innophos experienced a total stockholder return of 77%.

Please see “—Summary Compensation Table” below for a description of Dr. Mink’s 2017 compensation (including footnote (1) thereto which provides greater clarity on the comparison between Dr. Mink’s 2017 and 2016 compensation as presented in the Summary Compensation Table as a result of certain of her 2016 short-term cash incentive compensation and long-term equity compensation being reported in her 2015 compensation).

Impact of Prior “Say-on-Pay” Vote and Extensive Stockholder Outreach

Say-on-Pay Vote

Every year, we provide our stockholders the opportunity to cast an advisory, non-binding vote, popularly known as a “say on pay,” regarding the compensation of our Named Executives. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which amended the Exchange Act, requires a “say on pay” vote. Proposal 3 in this Proxy Statement is this year’s “say on pay” vote. Although these votes are not binding on the Company or our Board and do not change their fiduciary duties, our Board has considered, and will continue to consider, these vote results in designing and implementing compensation policies and programs.

The Dodd-Frank Act also requires that we propose an advisory vote on the issue of the frequency of “say on pay” advisory votes at least once every six calendar years. Our last such proposal was made at our 2017 annual stockholders meeting. At that meeting, a majority of shares present in person or represented by proxy at the meeting favored holding advisory votes regarding “say on pay” annually, a practice which was then adopted by the Board.

After careful consideration, including an evaluation of the results of last year’s “say on pay” vote (which received approximately 60% stockholder approval) and reviewing practices by our peers and other public companies, our Board has decided that the executive compensation advisory vote should continue to be held every year. Our Board wishes to continue to provide our stockholders with an opportunity to evaluate and provide feedback on the Company’s compensation policies and programs on an annual basis. The Company believes this annual feedback will best enable it to craft compensation policies and programs that are best aligned with stockholder value.

The results of the 2017 “say on pay” vote (approximately 60% stockholder approval) confirmed the shareholders’ approval of the compensation practices of the Company and represented an improvement of approximately 9% from the 2016 “say on pay” vote, which improvement we believe was the result of our responses, detailed below, to address 2016 stockholder feedback. We believe the margin of approval in 2017, although improved from 2016, reflects the leadership changes and business transformation experienced by the Company in 2015 and 2016.

2016 Stockholder Feedback

The primary concerns expressed by stockholders during our engagements in 2016 were (i) excess severance paid to our former chief executive officer in 2015 and (ii) lack of a performance-based component in our 2016 long-term incentive grants.

Innophos Response to Address 2016 Stockholder Feedback

To specifically address the foregoing concerns expressed by stockholders, Innophos adopted the following changes to our compensation policies and practices:

•

No Excess Severance Payments. To address concerns expressed by stockholders, in March 2018, our Board adopted a policy expressly prohibiting excess severance payments (payments beyond that required by contractual provisions and company severance policies). Since 2016, no such excess severance payments have been made, including in connection with the departure in 2017 of one of our executive officers.

•

Performance-Based Component Included in 2017 Long-Term Equity Incentive Compensation. Consistent with concerns expressed by stockholders, our 2017 long-term incentive grants included a performance-based component. As previously disclosed, the components of our 2017 long-term incentive grants included performance shares (30%), restricted stock shares (40%) and stock options (30%). Historically, performance shares have been a component of our long-term incentive grants. As previously disclosed, the modification of the composition of our long-term incentive grants in 2016 to temporarily exclude performance shares was based on unique conditions with respect to the management transitions that occurred in 2015 and 2016, as well as the Company’s overall restructuring during that period. In 2017, performance shares were again included in our equity grants, a practice that we followed in our 2018 grants and we expect to continue in future years.

Additional Changes to Compensation Policies and Procedures and Corporate Governance Updates

In addition to the foregoing changes, we have adopted the following changes to our compensation policies and practices and corporate governance profile to further align such policies, procedures and profile with our stockholders’ interests and stockholders’ feedback:

•

Long-Term Company Performance Metric Included in 2017 Long-Term Equity Incentive Compensation. The Free Cash Flow, or FCF, and Contribution Margin as a percentage of sales, or CM, performance metrics included in the performance share component of the 2017 long-term equity incentive compensation will be measured on a cumulative three-year target amount. This change will ensure that a portion of the payout on the 2017 long-term equity incentive grants is tied to long-term Company performance. In addition, the FCF metric was used in order to align our long-term incentive compensation with the interest in cash generation expressed by many of our stockholders.

•

Inclusion of Stock Return Modifier for Long-Term Equity Incentive Compensation. To further align management’s interests with stockholders, in 2017, a stockholder return “modifier” was included for the first time in the performance shares included in our 2017 long-term equity incentive awards. Specifically, overall payouts of performance shares will be modified based on our total stockholder return, or TSR, over the three-year performance cycle as compared to the TSR earned by the companies composing the Standard and Poor’s 500 Index, or S&P 500, during this same period. In the event that the Company’s TSR is below the 25th percentile compared to the TSR for the S&P 500, the payout of performance shares will be reduced by 25% of the calculated amount. Similarly, in the event that the Company’s TSR is above the 75th percentile compared to the TSR for the S&P 500, the payout of performance shares will be increased by 25% of the calculated amount.

•

Short-Term Cash Incentive Program Updated to Further Tie Payout to Company Performance. In 2017, our short-term cash incentive program was updated so the adjusted earnings before interest, taxes, amortization and depreciation, or Adjusted EBITDA, performance metric was updated to be company-wide, to more closely tie the Named Executives’ payout to the overall performance of our company. This change is consistent with the desire expressed by stockholders that we take an approach to compensation that is consistent with our stockholders’ interest in how our business performs holistically. This change also ensures that the Adjusted EBITDA metric syncs with our updated reporting segments. We also eliminated the “gating” factor on any one component of Company performance because, consistent with our stockholders’ interest in our holistic performance, we want to ensure a focus on the overall performance of our entire company. The Adjusted EBITDA and average working capital metrics were used in order to align our short-term cash incentive compensation with the interest in cash generation expressed by many of our stockholders.

•	Update to Bylaws. In February 2018, we adopted certain updates to our bylaws, including to remove the supermajority vote required for stockholders to adopt certain amendments to our bylaws.

Innophos 2017 Stockholder Outreach

To address the concerns expressed by stockholders in 2016, as well as to ensure that our stockholders continue to have meaningful opportunities to provide ongoing feedback with respect to our executive compensation policies and practices, we maintained our aggressive stockholder outreach program through 2017. In 2017:

•

We solicited say-on-pay feedback from investors owning more than 40% of our outstanding shares of common stock and engaged with investors owning more than 35% of our outstanding shares of common stock.

•	Our stockholder engagements consisted of over 80 telephonic investor calls, as well as in-person meetings with over 50 investors at conferences and non-deal roadshows.

•

Our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and our Vice President, Investor Relations, Treasury, Financial Planning & Analysis participated in all of the engagements described in the preceding bullets. The Chairman of our Compensation Committee participated in an engagement with one of our largest stockholders.

In addition to the foregoing, Innophos hosted an investor day on April 5, 2017. We invited each of our stockholders to attend our investor day, and we engaged over 20 stockholders at our investor day. The purpose of the investor day was to ensure that we were addressing concerns previously expressed by stockholders, as well as to roll out our Vision 2022 growth plan.

In our 2017 stockholder engagements, stockholders provided positive feedback to the changes to our compensation policies and practices outlined above, including the re-introduction of performance shares as the third component of the 2017 long-term incentive grant coupled with the feature of an additional modifier based on TSR. For example, in connection with our extensive stockholder engagement relating to our 2017 annual stockholders meeting, stockholders holding over 27% of our outstanding shares of common stock (77% of the shares of common stock represented by such engaged stockholders) voted “FOR” our say-on-pay proposal at our 2017 annual meeting of stockholders.

Continued Stockholder Engagement

Our extensive stockholder engagement continued beyond our 2017 annual stockholders meeting and into 2018. We continue to solicit feedback from stockholders on our compensation policies and practices. We have received positive feedback with respect to the above-noted updates to our compensation policies and practices, particularly the inclusion of the performance-based component in our 2017 long-term incentive grants, as well as the inclusion of the TSR modifier. We continue to solicit feedback from stockholders during our ongoing stockholder engagements with respect to our compensation policies and practices, and based on the feedback we received from stockholders during our stockholder engagements in 2016 and 2017, as well as our 2018 year to date stockholder engagements, we are not aware of any additional policies or practices that our stockholders are currently seeking beyond the above-noted updates that we previously implemented to align our compensation policies and practices with our stockholders’ interests and feedback.

The Committee will continue to assess and, as needed, make changes and adjustments to programs from year to year based on its perception of business needs and the need to ensure that the programs continue to be effective in incentivizing performance and attracting and retaining talent under changing business conditions.

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that attract and retain top level executives and motivate them to increase stockholder value for the intermediate and long-term. In achieving our goal, we seek to be fair, reasonable and competitive to all constituencies involved. Our fundamental premise is that increased value for our stockholders means increased value for our executives.

Compensation Philosophy and Objectives

Philosophy. Our Committee follows an executive compensation strategy that embodies our compensation philosophy and whose elements we use to design and implement our compensation programs. This strategy is as follows:

1.	Our compensation programs will be designed and operated with reference to competitive labor markets and current talent needs, as well as to achieve the growth targeted in our Vision 2022 growth plan.

2.	Our base pay rates will be targeted at an appropriate percentile positioning from a size perspective based on Innophos’ size compared to the selected peer group (identified in “Setting Compensation” below) and published survey data in the marketplace and adjusted for experience, performance, and internal equity (i.e. the relationship of one internal position to others).

3.	Short-term (annual) incentive compensation targets also are targeted at an appropriate percentile positioning from a size perspective based on Innophos’ size compared to the selected peer group and published survey data in the marketplace. The design should provide significant upside potential for exceptional business and individual performance. However, individual incentives will not be provided for senior executives who influence overall Company performance if a threshold level of Company performance is not met.

4.	Short-term (annual) incentive awards will be determined on the basis of Company financial performance and individual performance against pre-established objectives.

5.	At least one type of long-term (multi-year) compensation should be equity-based and tied to our publicly traded common stock, so as not only to attract and motivate talent, but also to align executives’ goals as equity owners with those of our stockholders. The level of equity-based awards will be targeted at an appropriate percentile positioning from a size perspective based on Innophos’ size compared to the selected peer group and published survey data in the marketplace. Executives are required to maintain substantial interests in Company stock (see “—Stock Ownership Policy” described below) and are also encouraged to retain significant value from equity awards as long-term investments to align their personal financial assets and goals with stockholder interests.

6.	In determining the extent to which awards will be given or performance goals are found to be met, the Committee follows established principles required by Company plans, such as generally accepted accounting principles in the United States, or US GAAP, and guidelines consistent with its compensation philosophy, but the Committee may exercise its judgment and discretion in the application of those guidelines or deviate from them in any proper case or in any given year.

7.

The combined value of equity awards and other compensation is intended to place our total target compensation at or near the 25th percentile for compensation compared to the selected peer group or at the median for compensation compared to published survey data, if all business and personal performance goals are met.

8.	Conservative perquisites will be provided if they allow executives to allocate more time to the job and less time to personal affairs, assist in accomplishing job responsibilities, or make up for benefits lost due to regulatory limits.

9.	The range of our welfare benefits will be typical of companies in our industry, and, to limit risk and exposure, our primary domestic retirement vehicle will be a tax-qualified defined contribution plan integrated with a savings plan. Executives will also be able to participate in one or more non-qualified plans that make up for benefits lost due to regulatory limits on tax-qualified plans.

KEY PAY AND GOVERNANCE PRACTICES AND POLICIES

WHAT WE DO	WHAT WE DO NOT DO

✓  Recognize performance

•    Compensation policy emphasizes high performance and experience with the Company and in specialty ingredients solutions

✓  Use a balanced mix of compensation elements

•    Cash bonuses based on Company and individual performance on a year-to-year basis

•  Equity related compensation

•  Base salary merit increases

✓  Align interests of executives with stockholders

•    Equity incentive compensation constitutes a significant portion of overall compensation and awards tied to retention and company performance

•    Stock retention and ownership policies align senior executives with overall stockholder risks

✓  Focus on retaining talent

•    Incentive compensation requires continued service to avoid forfeiture and receive maximum payment

✓  Maintain executive pay claw back policy.

•    Compensation policy requires executive pay claw back in the event of restatement of financial results, if required by law or NASDAQ listing rules

✓  Use outside expert

•    Committee engages outside consultant for review of and recommendation of best practices regarding compensation

✓    Benchmark pay levels and practices relative to an industry peer group

✓  Conduct annual performance review

×   No “single trigger” change-in-control payments (any change-in-control severance payments are subject to “double trigger” vesting procedures) (see “—Employment Agreements—Current Named Executives” below)

×   No re-pricing of underwater stock options without stockholder approval

×   No hedging or pledging of company stock by executive officers or directors

×   No excessive perquisites

×   No excess severance payments (payments in excess of applicable contractual requirements and company severance policies) have been made since 2016 (formal board policy adopted in March 2018)

Setting Compensation

Compensation programs are determined on an annual basis, but the Committee may revise, initiate or discontinue programs at any time. The Committee has also regularly engaged outside consultants to assist in making compensation related decisions. See “The Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” in this Proxy Statement.

The Committee’s consultant for 2017, Mercer LLC, or Mercer, completed a study to evaluate competitive levels of executive base pay, short-term bonus, long-term incentives and perquisites for Innophos’ senior executives, including all Named Executives. Mercer reviewed two sources for compensation data: the proxy statements of an industry peer group, which we refer to as the peer group; and published survey data. Competitive compensation information was aged forward through 2017 using 3% as the average annual executive wage change assumption, which Mercer considered appropriate.

The peer group is comprised of companies primarily in the specialty chemical and ingredients industry with financial statistics being reasonably comparable to Innophos (see below for list of companies in the peer group). Data from the peer group were used in comparing the compensation provided to Innophos’ Chief Executive Officer and Chief Financial Officer to the market. As Innophos’ revenues were in the bottom quartile relative to the revenues of peer group companies, the 25th percentiles of peer group compensation data were used in making comparisons.

For all Named Executives, Mercer also reviewed published survey data of comparable roles collected from similar sized companies in similar industries. The 50th percentiles of survey compensation data were used in making comparisons and setting compensation when the Committee deemed the proxy statement data insufficient or not appropriate.

The table below presents the financial statistics of the companies in the peer group:

Company	Headquarters	Revenue 12 Months Moving[1] (Q2 2016 – Q1 2017) ($MM)	Market Cap[2] (June 30, 2017) ($MM)
Eastman Chemical Co	Kingsport, TN	9,075	12,248
Ingredion Inc	Westchester, IL	5,797	8,540
FMC Corp	Philadelphia, PA	3,272	9,789
Intl Flavors & Fragrances	New York, NY	3,161	10,661
Cabot Corp	Boston, MA	2,529	3,338
Fuller (H. B.) Co	Saint Paul, MN	2,124	2,583
Kraton Performance Polymers	Houston, TX	1,782	1,074
Minerals Technologies Inc	New York, NY	1,638	2,568
Koppers Holdings Inc	Pittsburgh, PA	1,416	752
Sensient Technologies Corp	Milwaukee, WI	1,382	3,564
Ferro Corp	Mayfield Heights, OH	1,188	1,530
Compass Minerals Intl Inc	Overland Park, KS	1,180	2,208
Quaker Chemical Corp	Conshohocken, PA	763	1,930
Balchem Corp	New Hampton, NY	556	2,476
Calgon Carbon Corp	Pittsburgh, PA	537	766

Summary Statistics
Median		1,638	2,568

Innophos Holdings Inc	Cranbury, NJ	702	854

1.	Revenue 12-Months Moving is the sum of Net Sales for the last reported quarter (Q1 2017) as of May 2017 and the three previous quarters (Q4 2016, Q3 2016, Q2 2016), as reported by Standard & Poor’s Capital IQ for the comparison group.
2.	Market Cap is based on the month-end close price multiplied by the Common Shares Outstanding, as reported for the peer group companies by Standard & Poor’s Capital IQ.

2017 Executive Compensation Components

For 2017, the principal components of compensation for Named Executives were:

•	Base salary;

•	Short-term incentive compensation;

•	Long-term equity incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

A substantial portion of targeted total pay for each of our Named Executives is based on performance of the Company, including the trading price of the Company’s common stock.

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive according to his or her position and responsibility, as well as the current market-competitive level for similar positions (based on a review of the peer group companies and published market survey data). Base salary ranges are designed so that salary opportunities for a given position will be approximately (within +/- 15% of) the 25th percentile of the peer group (for our Chief Executive Officer and Chief Financial Officer) or the median of market survey data (for all other Named Executives) for such position. Base salaries are also periodically reviewed to determine if they require “market” adjustments.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Increases to salaries of Named Executives made at that time may be “merit” based, depending on the Committee’s assessment of the individual’s performance taking into consideration the market competitive level of such increases.

The below table shows the respective 2017 base salaries of our Named Executives.

Named Executive	2017 Base Salary*
Kim Ann Mink	$800,000
Han Kieftenbeld	$444,125
Joshua Horenstein	$310,000	**
Amy Hartzell	$270,300
Sherry Duff	$328,600
Yasef Murat	$296,257
Jean Marie Mainente	$316,687

*	Except as noted otherwise in this chart, annual base salaries are effective as of April 1st of each calendar year.
**	Mr. Horenstein’s base salary was effective June 1, 2017. Prior to that date, Mr. Horenstein’s base salary was $287,375 effective at April 1, 2017.

Short Term (Annual) Incentive Compensation

Certain short term incentive, or STI, awards granted through December 31, 2017 were provided as part of the 2010 Executive, Management and Sales Incentive Plan with targets established in a program for 2017, which we refer to as the 2017 STIP. The Named Executives participated in the 2017 STIP along with other Company employees worldwide and except as provided in individual employment agreements, participants must be employed by the Company to receive payment of an award (typically in March of the following fiscal year).

Under the 2017 STIP, the Named Executives could receive individual, market-competitive bonuses measured as a percentage of base pay that would be earned if the executives and the Company achieved requisite performance goals. The following table shows the 2017 target bonus percentages for each Named Executive:

Named Executive	Bonus Target % (as a percentage of base salary)
Kim Ann Mink	100%
Han Kieftenbeld	60%
Joshua Horenstein	45%
Amy Hartzell	35%
Sherry Duff	45%
Yasef Murat	45%
Jean Marie Mainente	45%

Ms. Mainente had a bonus opportunity in 2017; however, such opportunity was forfeited in connection with her termination. Ms. Mainente received severance payments based on her target 2017 STIP bonus percentage as part of her overall severance arrangement. See “—Summary Compensation Table” and “—Severance Arrangement with Jean Marie Mainente” below.

Typical of prior practice, Company-wide, or C Factor, and individual (or personal) performance, or P Factor, goals were used to determine the level of payout under the 2017 STIP as summarized below. For the Named Executives, the C Factor was weighted 70%, and the P Factor was weighted 30%. Threshold, target and maximum payout levels were set for goals under both the C and P Factors as well as the overall 2017 STIP calculation formula and are summarized below.

STIP Bonus Formula:

Base Salary x Target Bonus Percentage x Performance Factor

Performance Factor: ({70% x C Factor results} + {30% x P Factor results})

	Performance Outcome Impact on STIP Bonus Multiplier
Performance Category	Weight	Below Threshold	Threshold	Target	Maximum
Company-wide (C Factor)	70%	0%	33%	100%	200%
Individual / personal (P Factor)	30%	*	*	100%	200%

*	In 2017, a P Factor of 40% or less would result in a zero P Factor score.

The purpose for having both a P Factor and a C Factor is to reward both individual accomplishments, as well as accomplishments that are instrumental to the overall success of the Company. In light of the fact that individual accomplishments should ultimately be evaluated in the context of overall Company performance, Company financial performance on C Factor performance goals below the threshold levels would result in no payout under the 2017 STIP, regardless of a participant’s individual performance on the P Factor goals.

C Factor Targets, Thresholds and Results for 2017

The C Factor for Named Executives was split between separate goals for adjusted earnings before taxes, interest, amortization and depreciation, or Adjusted EBITDA, and average working capital as a percentage of sales, or AWC. As noted above, we used these metrics because we determined these metrics would best align our short-term cash incentive compensation with stockholder interest in cash generation.

The 2017 C Factor goals and results are summarized below (the Adjusted EBITDA numbers are in millions):

Factor Component*	Threshold (33% award level)	Target (100% award level)	Maximum (200% award level)	“C” Factor Weighting	2017 Results
Adjusted EBITDA	$89.6	$128.0	$147.2	80%	$120.5
AWC	25.4%	23.1%	20.8%	20%	21.6%

*	Adjusted EBITDA equals EBITDA for the year ended December 31, 2017, minus certain unusual charges, as summarized below, and is shown in millions. AWC equals (i) the 12-month average of total current assets excluding cash, minus (ii) the 12-month average of total current liabilities excluding short-term debt, divided by net sales, of the Company.

The 2017 STIP Company performance calculations included adjustments for exclusion of certain unusual expenses or revenues, severance-related costs, non-cash stock compensation, merger and acquisition-related expenses, and currency translation effects.

P Factor Criteria for 2017

The P Factor for the Named Executives was based upon achieving individual performance objectives that typically include one or more of these five categories: (1) safety, quality, governance and compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. As noted, target performance results on the P Factor will equal 100% payout and the maximum payout is capped at a 200% payout level, but in practice, P Factor scores above 150% have a very low probability of attainment (having occurred in one instance for the Named Executives (in 2017) in the previous five years).

Overall 2017 STIP Results

Based on the Company’s financial performance for 2017, the overall C Factor score applied to all Named Executives was 1.03, or 103% of target.

Based on the scoring process pertaining to their personal objectives for 2017, Dr. Mink, Mr. Kieftenbeld, Mr. Horenstein, Ms. Hartzell and Ms. Duff achieved 2017 P Factor scores of 1.5, 1, 1.6, 1.5 and 1.5, respectively. The Named Executives’ P Factor determinations for 2017 reflected the following individual achievements:

Kim Ann Mink	Dr. Mink’s score (1.5) reflects her overall leadership of the Company. Under Dr. Mink’s leadership, significant progress was made advancing the Company’s Vision 2022 growth plan to transform the growth profile of the Company and increase presence in attractive Food, Health and Nutrition end-markets, including: closing on two strategic acquisitions; strengthening the organizational foundation with the addition of top-tier talent; delivering bottom-line benefits through Operational Excellence initiatives; and advancing efforts to be viewed as a partner-of-choice with the focus on Commercial Excellence.

Han Kieftenbeld	Mr. Kieftenbeld’s score (1) reflects his leadership of the Company’s finance and information technology functions. Under Mr. Kieftenbeld’s leadership, the Company successfully implemented new segmentation which has been important to communication with investors as it relates to the Company’s strategic direction and operational performance. Further, Mr. Kieftenbeld successfully led the implementation of a new enterprise risk management policy and framework, including a cross-functional enterprise risk management committee. In addition, he was a strong collaborator in driving the Vision 2022 growth plan agenda, including M&A due diligence and integration.

Josh Horenstein

Mr. Horenstein’s score (1.6) reflects his leadership of the Company’s legal function. Under Mr. Horenstein’s leadership, the Company successfully completed the legal work for several key strategic initiatives, including multiple M&A transactions and value chain repositioning activities, including the implementation of the consent decree in support of the Company’s Geismar, Louisiana deep well project. In addition, Mr. Horenstein assumed the interim chief human resources officer role and had a significant impact on improving the Company’s human resources processes.

Amy Hartzell	Ms. Hartzell’s score (1.5) reflects her support of Operational Excellence initiatives. Under Ms. Hartzell’s leadership of the supply chain and purchasing function, the Company achieved significant year-over-year savings across raw materials, packaging, maintenance, repair and operations parts and labor, logistics and freight, as well as an average working capital as a percentage of sales for the year of 22%. The cost reductions and efficiencies achieved impacted every aspect of our business.

Sherry Duff	Ms. Duff’s score (1.5) reflects her leadership of the Company’s marketing, technology and corporate development functions. Under her leadership, the Company successfully closed and integrated two strategic acquisitions, Novel Ingredients and NutraGenesis. In support of the Vision 2022 growth plan, these transactions were important steps towards strengthening the Company’s growth profile, creating a nearly $0.5 billion Food, Health, and Nutrition platform with an enhanced branded ingredients portfolio.

Effective May 1, 2017, in connection with our appointing a new Senior Vice President of Manufacturing, Engineering and EH&S, Mr. Murat ceased serving as the company’s Senior Vice President, Global Manufacturing and began serving in a more limited, non-executive role as the company’s Senior Manufacturing Fellow. In connection with overall performance, Mr. Murat received a STI bonus for 2017 at half of his target STI bonus amount (equal to $66,658).

In addition, the Company also awarded an additional discretionary STI bonus to substantially all Company employees, including the Named Executives, in recognition of completing and integrating two significant acquisitions without disruption to the overall business, despite several pressures facing the Company in 2017. The Company determined that the extensive efforts of the Company’s employees in helping facilitate these acquisitions, and the extensive work in integrating these businesses, while at the same time achieving above target performance on our base business, justified additional compensation for all Company employees. This additional discretionary short-term bonus was based on the short-term award each employee would have received had the financial performance during the final months of 2017 from the Novel Ingredients and NutraGenesis acquisitions not been excluded from the calculation of the C Factor under the 2017 STIP. The total cost to the Company from this additional discretionary incentive to all employees, including the Named Executives, was approximately $350,000.

Taking into account the achievement of the applicable C Factors and P Factors, awards for the Named Executives under the 2017 STIP, as well as the discretionary bonus were as follows:

Name	Base Salary Used to Calculate STIP (in dollars)	Weighted C Factor Results	Weighted P Factor Results	Target Percentage Earned	STIP Award (in dollars)	Additional Discretionary Short Term Awards (in dollars)	Combined STIP and Short Term Awards as % of Base Salary
Kim Ann Mink	$800,000	1.03	1.5	117%	$936,800	$50,400	123%
Han Kieftenbeld	$444,125	1.03	1	102%	$272,070	$16,787	65%
Joshua Horenstein	$310,000	1.03	1.6	120%	$167,539	$8,788	57%
Amy Hartzell	$270,300	1.03	1.5	117%	$110,782	$5,960	43%
Sherry Duff	$328,600	1.03	1.5	117%	$173,155	$9,315	56%

Long-Term Incentive Compensation

Our principal tool for supporting a long-term incentive, or LTI, program is our 2009 Long Term Incentive Plan, which we refer to as the 2009 Plan. This 2009 Plan was re-approved at the 2015 annual meeting of stockholders. The 2009 Plan allows for grants of performance shares, restricted shares and stock options, and we regularly grant these forms of LTI awards to align the interests of executives with those of stockholders. These elements are generally summarized below.

•   Authorized (but as of yet unissued) shares of the Company’s common stock which are issued if pre-established measures of Company performance are met for a multi-year performance cycle

•   Paid at the end of the multi-year cycle and generally cannot be earned unless (i) the participant is still employed with the Company and (ii) the minimum goals for the cycle are met

•   May also be awarded with dividend equivalents which are paid only on the distribution of performance shares, if earned

•   Shares of common stock issued at the time of award, which have a three year ratable vesting schedule

•   Do not depend on performance and participants may vote and receive dividends in the interim on these shares

•   Non-transferable rights to purchase common stock at a fixed exercise price which have a three-year ratable vesting schedule (do not depend on performance) and remain exercisable over a ten-year term

•   The number of stock options is determined by dividing the stock option value awarded in dollars and the economic value of each option as calculated using a Black-Scholes methodology

•   Exercise price of stock options is equal to the closing price of the stock on the NASDAQ Global Select Market on the date of the grant. No grants are permitted with an exercise price that is other than the price on the grant date

The Committee’s considerations regarding long-term incentives resulted in a grant to our Named Executives in April 2017, which we refer to as the 2017 LTI Grant, under the 2009 Plan. The 2017 LTI Grants were awarded to these Named Executives at levels which the Committee considered to be market-competitive and consistent with our established LTI guidelines. The 2017 LTI Grants were in the form of performance shares (30% of value), restricted stock shares (40% of value) and stock options (30% of value).

Historically, the LTI grants have consisted of performance shares, restricted stock shares and stock options. As previously disclosed, the modification of the composition of our long-term incentive grants in 2016 to exclude performance shares was based on unique conditions with respect to the management transitions that occurred in 2015 and 2016, as well as the Company’s overall restructuring during that period. Specifically, in 2016, Company management developed and began to implement various operational and commercial excellence programs and developed various long term strategic plans for the Company. As previously disclosed, the Committee believed that issuing performance share grants based on multi-year performance parameters under these circumstances would decrease the effectiveness of the LTI program for 2016. As such, the Committee provided a mix of 2016 LTI awards which was split evenly between restricted shares and stock option awards, but the Committee also previously noted that it expected to include performance share grants in future years. In 2017, the Committee followed through on its expectations and included a performance share component in the 2017 LTI Grants. The Committee further anticipates that future grants of LTI awards will continue to provide a mix of performance shares, restricted stock and stock options, and the 2018 LTI grants included performance shares at levels equal to the 2017 grant. As noted previously, the 2018 Long-Term Incentive Plan for which we are seeking stockholder approval in this Proxy Statement allows for a variety of different types of incentives, and future grants may include types and combinations differing from those awarded previously in order to address market conditions.

The following table shows the value of 2017 LTI Awards as a percentage of the base salary for our Named Executives:

Named Executive	LTI Award % of Base Salary*
Kim Ann Mink	200
Han Kieftenbeld	90
Joshua Horenstein	60
Amy Hartzell	45
Sherry Duff	55
Yasef Murat	55
Jean Marie Mainente	60

*	Percentage of base salary on the grant date employing valuation methodology of options used by the Committee for award purposes, which included for 2017, in addition to that disclosed under footnote (7) of the Summary Compensation Table, average per share pricing for a pre-grant period of 30 days.

2017 Grants. The portion of the 2017 LTI Grants allocated to performance shares uses two performance metrics, Free Cash Flow, or FCF, and Contribution Margin as a percentage of sales, or CM. FCF means cash from operations, adjusted for restructuring costs, plus cash used for capital expenditures (with capital expenditures being a deduction from cash from operations). CM means contribution margin dollars (net sales minus all variable costs) divided by net sales. FCF is weighted at 60% of overall Company performance and will be measured on a cumulative three-year target amount. CM is weighted at 40% of overall Company performance and will be targeted at an average percentage rate of Company sales over the three year period. In addition, to further align management’s interests with stockholders, the Committee also included a stockholder return “modifier” for the performance shares included in the 2017 LTI Grants. Specifically, overall payouts of performance shares will be modified based on the Company’s total stockholder return, or TSR, over the three-year performance cycle as compared to the TSR earned by the companies composing the Standard and Poor’s 500 Index, or S&P 500, during this same period. In the event that the Company’s TSR is below the 25th percentile compared to the TSR for the S&P 500, the payout of performance shares will be reduced by 25% of the calculated amount. Similarly, in the event that the Company’s TSR is above the 75th percentile compared to the TSR for the S&P 500, the payout of performance shares will be increased by 25% of the calculated amount. Please see the summary below for further illustration.

2015 Grants. The portion of the 2015 LTI grants allocated to performance shares uses two metrics, Contribution Margin Growth, or CMG, and Return on Invested Capital, or ROIC, which are each weighted at 50%, to determine the number of performance shares issued at the end of the applicable three year cycle. Performance for the performance share component of the LTI grants provided in 2015 is assessed independently in each of the three years of the performance period, with results summed to determine the total payout at the end of the cycle. Specifically, each year’s performance applicable to the calculation of performance shares awarded in the 2015 LTI grants is calculated individually (not averaged) and weighted to affect one third of the overall result. Consequently, no performance shares will be earned for the three year cycle only if performance were to fall below the threshold level applicable to all three individual years of that particular cycle.

CMG is calculated as the growth in total contribution margin generated, expressed as a percentage, for each of the applicable three years in the performance cycle.

The ROIC percentage for each year in the performance cycle is calculated as follows:

Adjusted Net Income + Post Tax Interest Expense*

Last five quarter average of ((Total Assets – Cash) – (Total Liabilities – Debt))**

*	Meaning net operating profit after tax.
**	Meaning average of invested capital (total non-current assets minus other long term liabilities plus working capital).

For both the 2015 and the 2017 LTI grants, a target goal is set for each performance measure (at the respective weightings specified above) considering the Company’s strategic plan and linked with a target payout. A range of performance outcomes is then determined for each measure and linked with minimum and maximum payouts.

For the 2017 LTI Grants, the maximum payout for the FCF and CM are 200% of target.

Payout = (FCF Growth Bonus Factor x 60%) + (CM Bonus Factor x 40%)

For the 2015 LTI grants, the maximum payout for CMG performance is 200% of target and for ROIC is 200% of target. Additional caps are applied depending on the ROIC performance as noted in the table below.

Payout = (CM Growth Bonus Factor x 50%) + (ROIC Bonus Factor x 50%)

Maximum Payout Determined by ROIC Performance
Above 12.5%	Maximum Payout is 200%
11.5% and up, below 12.5%	Maximum Payout is 100%
10.5% and up, below 11.5%	Maximum Payout is 50%
Below 9.8%	Payout is 0%

The performance parameters for the 2015 LTI grants and the 2017 LTI Grants are subject to adjustment in the case of business acquisitions by the Company. These depend on approval of acquisition case forecasts and their consolidation into previously established base financial projections, including updating for post-closing adjustments, and resulting, as applicable, in revised targets for ROIC, CMG, FCF and CM. No adjustments were made to the targets in 2016. In 2017, adjustments were made to the targets for the Novel and NutraGenesis acquisitions.

The table below shows, for the performance cycles applicable to the 2015 grant, the levels of achievement obtained under the programs.

Performance Period and Performance Measures		Performance Shares Earned Based on Performance
	Weight	2015	2016	2017	Total
2015 - 2017 Performance Shares
Contribution Margin Growth (as performance % of target baseline CMG)		-7.4%	-12%	-7.5%
ROIC Performance %		8.7%	10.4%	10.2%

Contribution Margin Growth (as % of the above-noted target award each year)		0.0%	0.0%	0.0%
ROIC (as % of the above-noted target award each year)		0.0%	17.9%	16.0%

Contribution Margin Growth (weighted at 50%)	50%	0.0%	0.0%	0.0%
ROIC (weighted at 50%)	50%	0.0%	8.9%	8.0%
Total Individual Year Performance		0.0%	8.9%	8.0%

Total Individual Year Award % (Total Year Performance Divided by 3)		0%	3%	3%
Total (For 2015-2017 Cycle)					6%

With respect to the LTI grants made in 2015, no payout was earned based on the Company’s performance in 2015, a 3% payout was earned based on the Company’s performance in 2016 and a 3% payout was earned based on the Company’s performance in 2017. As noted above, FCF and CM performance metrics included in the performance share component of the 2017 LTI Grants will be measured on a cumulative three-year target amount (and is subject to the TSR modifier over the three-year performance cycle).

Additional Equity Grant

On March 7, 2018, in consideration of his service as the Company’s Interim Chief Human Resources Officer from September 2017 until February 2018, Mr. Horenstein received a grant of 2,000 restricted shares, which shares vest ratably on March 31, 2019, 2020 and 2021.

Incentive Compensation Recoupment Policy

The Company has a policy to “seek to recover incentive compensation paid to any executive as required by the provisions of the Dodd-Frank Act or any other ‘clawback’ provision required by law, rule or the listing requirements of the NASDAQ Global Select Market or any other exchange on which the Company’s equity securities are traded.” The policy vests the Committee with full authority and empowers it to enforce the policy on behalf of the Company and to promulgate necessary or desirable rules to carry it out. Upon enactment of definitive standards, rules or listing requirements by the SEC or an applicable exchange, the Committee is also required to develop and present for consideration and enactment by the Board of Directors any amendments to the policy as the Committee deems in the best interests of the Company and its stockholders. As participants in those programs, the recoupment policy extends to the Named Executives.

Stock Ownership Policy

The Committee believes that management should maintain substantial ownership interests in Company stock. The Named Executives are subject to the Company’s Executive and Director Stock Ownership Policy adopted by the Board as amended and restated in December 2017. Under that policy, executives are given until five years after their hire date to achieve and maintain a level of ownership of common stock equal in value to a set multiple of their annual base salary. The policy established the multiple for directors at five times their annual cash retainer (as disclosed above under “Directors and Corporate Governance – Compensation of Directors), for the Chief Executive Officer at five times base compensation, for the Chief Financial Officer, the Chief Legal Officer and all Senior Vice Presidents at two times base compensation and for the other Vice Presidents at one time base compensation. As of December 31, 2017, based on the computational rules under the policy, all our Named Executives who still remained with the Company at that date were in compliance with the requirements. Mr. Kieftenbeld and Ms. Duff, each of whom joined the Company in 2016, and Mr. Horenstein, who became an executive officer in 2016, have five years from their respective start dates (or, in the case of Mr. Horenstein, the date he became an executive officer) to satisfy these requirements.

Policy Restricting Hedging

The Company maintains an insider trading policy, or ITP, which was mostly recently amended in 2016. The ITP applies to “senior personnel,” a term including all participants (among whom are our officers and directors) in the Company’s equity based plans, and, among other things, prohibits them from (i) short-selling Company stock or (ii) purchasing, selling or engaging in any other transaction involving “derivative” securities (that is, securities related to the value of Innophos equity securities), except for grants under Company employee benefit plans. As a result of these restrictions, the Committee believes the ITP effectively curtails hedging activities by those persons. The Company’s employee benefit plans dealing with stock are administered by the Committee in observance of SEC Rule 16b-3, which excludes all but disinterested directors from decision making as to the nature and timing of awards. Moreover, grants and awards under those programs are made at current fair market value and are not transferable, nor can they serve as collateral until an underlying security is issued, so, in any event, they cannot support interim hedging instruments.

Policy Restricting Pledging

Our directors and executive officers (and others, including family members, whose Innophos securities the foregoing persons are deemed to beneficially own) are prohibited from holding Innophos securities in a margin account and from maintaining or entering into any arrangement that, directly or indirectly, involves the pledge of Innophos securities or other use of Innophos securities as collateral for a loan.

Retirement and Other Benefits

The Company provides savings and retirement programs to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan, or DCP, maintained by our subsidiary, Innophos, Inc.

The participating Named Executives (and all other participating U.S. employees) receive annual retirement contributions from Innophos calculated on the basis of age and eligible earnings which are deposited into a self-directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants after three years of company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified “Innophos, Inc. Retirement Savings Restoration Plan,” or the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($270,000 in 2017). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the United States (including the Named Executives) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Enrollment in the savings plan is automatic for newly hired employees (with “opt-out” features), and Company matching contributions become fully vested immediately.

Of the Named Executives, only Mr. Horenstein was fully vested in the DCP employer annual retirement contributions feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by U.S. employers today, and we believe it is the most appropriate retirement vehicle consistent with providing benefits, participant involvement and protection against risk to the stockholders’ investment. In particular, we believe that our DCP and Restoration Plan are representative of programs being afforded to executives in the United States by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives.

In addition, U.S. senior executives are eligible for executive disability and life insurance coverage by personal election. All Named Executives elected coverage in 2017 under these benefits that are offered to partially compensate for limits in the general employee benefit coverage that restrict the income protection for executives.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with market practice and our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits.

All Named Executives are provided with a capped reimbursement of expenses for certain financial planning and tax preparation assistance. Dr. Mink receives a taxable car allowance of $1,000 per month.

Attributed costs of the personal benefits described above for the Named Executives for the fiscal year ended December 31, 2017 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Executive Employment Agreements

Each of our Named Executives who is currently serving in an executive role has an employment or change in control agreement with the Company. The agreements for these Named Executives were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee used the services of its consultant in developing and reviewing the terms of the agreements and relied on outside counsel to the Company in negotiating and documenting them, while the executives were separately represented. The agreements with our current Named Executives are described in more detail below under the caption “—Employment-Related Agreements with Current Named Executives.”

Additional details concerning severance benefits paid to Ms. Mainente, who was terminated in 2017, as well as the severance amounts payable to the remaining Named Executives, including those in connection with a change-in-control, are included under the captions “—Summary Compensation Table,” “—Severance Arrangement with Jean Marie Mainente” and “Potential Payments to Current Named Executives Upon Termination or Change-in-Control.”

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than

$1,000,000 in non-performance based compensation that is paid to covered employees. For 2017 and prior years, covered employees for this purpose included our CEO and our three other most highly compensated executive officers (other than our CFO), unless the compensation met the requirements of qualified performance-based compensation under Section 162(m). In 2017, a portion of Dr. Mink’s compensation was not deductible for federal income tax purposes. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the CEO or CFO or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year, and there is no longer any exception for qualified performance-based compensation granted after November 2017. Although some outstanding awards will not result in a compensation deduction until after 2017, we believe the transition rules in effect for binding contracts in effect on November 2, 2017 should continue to allow certain of these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such grants are not materially modified (“grandfathered amounts”). For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our CEO, CFO or one of our other three most highly compensated executive officers in 2017 or any later year will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes that the lost deduction on compensation payable in excess of $1 million for each named executive officer is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to pay compensation that is in excess of the $1 million deductibility limit.

Role of Executive Officers in Compensation Decisions

The full Board determines compensation for the CEO. The Committee determines long term compensation and advises on overall compensation for the other Named Executives while at the same time making recommendations to the full Board with respect to all compensation for the CEO. The process for evaluating the CEO involves periodic evaluation and review by the Committee. This process is followed by an annual review by the Committee with the CEO and by the Committee with the full Board. For the other Named Executives, the conclusions and recommendations, including salary adjustments and annual cash and equity award amounts, are presented by the CEO to the Committee for its consideration and discussion annually (or in connection with a new hire). This process involves a review of pertinent materials and sources, including scoring and obtaining input from other members of the Board, regarding performance of the senior executives. In addition to the services of Mercer and other advisors, the Committee has regularly called upon the Chief Human Resources Officer for assistance and advice in reviewing recommendations, designing compensation plans, providing leadership in succession planning, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the senior executives.

Coincident with the Company’s finalizing full year audited financial statements, the Committee’s goal is to take action on salaries and short-term incentives by March of the following year. The Committee’s goal for long-term incentives, given the design requirements of multi-year cycles, is to act as soon as feasible after parameters for those cycles can be evaluated and not later than when the short-term incentives are determined. For 2017, the Committee completed its design, targeting and award activities on a timely basis in that framework.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

John Steitz (Chair)

Gary Cappeline

Linda Myrick

Robert Zatta

Summary Compensation Table

The following table sets forth certain compensation for our Named Executives. As a result of the fact that Yasef Murat served as an executive officer for a portion of the 2017, he qualified as a named executive officer under SEC rules notwithstanding the fact that he was not serving as an executive officer at the end of the year (he remains employed with Innophos in a non-executive role). Jean Marie Mainente was one of our most highly compensated executives in 2017 as a result of certain severance payments which she received in connection with her termination in September 2017, which qualified her as a named executive officer under SEC rules notwithstanding the fact that she was not serving as an officer at the end of the year. These severance payments are included in the “All Other Compensation” column in the below table.

For a further discussion of the compensation paid to our Named Executives reported in the Summary Compensation Table, see “—Employment-Related Agreements—Current Named Executives” and “—Severance Arrangement with Jean Marie Mainente” below.

Name and Principal Position		Year	Salary ($)		Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(9)	Total ($)
Kim Ann Mink	(1)	2017	787,500		50,400	1,104,653	465,519	936,800	—	138,192	3,483,064
Chairman, Chief Executive Officer & President		2016	750,000		—	275,728	383,331	—	—	123,907	1,532,966
		2015	40,385		675,000	2,620,047	226,851	—	—	66,393	3,628,676

Han Kieftenbeld	(2)	2017	439,344		16,787	275,940	116,290	272,070	—	82,414	1,202,845
Senior Vice President, Chief Financial Officer		2016	318,750		19,500	206,819	191,665	171,169	—	41,437	949,341

Sherry Duff		2017	323,950		9,315	124,764	52,586	173,155	—	51,326	735,096
Senior Vice President, Chief Marketing & Technology Officer

Joshua Horenstein		2017	297,479		8,788	119,040	50,168	167,539	—	44,264	687,278
Senior Vice President, Chief Legal Officer and Corporate Secretary

Amy Hartzell	(3)	2017	266,475	(5)	5,960	83,963	35,393	110,782	—	34,985	537,558
Senior Vice President, Supply Chain and Purchasing		2016	183,404		7,500	399,812	56,698	66,064	—	13,379	726,857

Jean Marie Mainente	(4)	2017	234,106		—	131,222	55,281	—	—	629,636	1,050,245
Former Senior Vice President, Chief Human Resources Officer		2016	299,787		18,500	98,308	91,112	122,053	—	38,783	668,543

Yasef Murat		2017	293,068		—	112,476	47,402	66,658	—	50,686	570,290
Senior Manufacturing Fellow		2016	280,125		15,500	84,308	78,130	114,180	—	42,578	614,821

(1)	Dr. Mink was appointed President and Chief Executive Officer effective December 14, 2015. Dr. Mink did not receive any payment under the 2016 STI plan. Her employment agreement provided her with a $675,000 transition payment in 2015 (which is reflected in the “Bonus” column for 2015). Pursuant to the terms of her employment agreement, because the bonus that she earned under the 2016 STI plan did not exceed the amount of the transition payment, she did not receive a payment under the 2016 STI plan. In addition, pursuant to the terms of her employment agreement, on December 14, 2015, Dr. Mink received a grant of performance shares, restricted shares and stock options, representing her LTI award for the 2016 year, which awards are reported in her 2015 compensation. On April 1, 2016, Dr. Mink received a grant of restricted shares and stock options to replace her December 14, 2015 grant of performance shares, so that her 2016 LTI award now consists solely of restricted shares and stock options (including those restricted shares and stock options granted to Dr. Mink on December 14, 2015) in order to match the composition of her 2016 LTI award to the 2016 LTI awards of other employees. The foregoing facts, coupled with the requirements of the SEC rules pertaining to the Summary Compensation Table, provide greater clarity on the comparison between Dr. Mink’s 2016 and 2017 total compensation.

(2)	Mr. Kieftenbeld was appointed Senior Vice President and Chief Financial Officer effective April 1, 2016.
(3)	Ms. Hartzell joined the Company on April 13, 2016.
(4)	Ms. Mainente was terminated on September 30, 2017.
(5)	Includes $21,318 of elective deferred compensation.
(6)	The Company awarded a discretionary short-term incentive bonus to substantially all Company employees, including the Named Executives, in recognition of completing and integrating two significant acquisitions without disruption to the overall business, despite several pressures facing the Company in 2017. See “—Compensation Discussion and Analysis—2017 Executive Compensation Components—Short-Term (Annual) Incentive Compensation” above.
(7)	The SEC rules relating to executive compensation disclosure require reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years presented in this Summary Compensation Table reflects the full grant date fair value, and with respect to certain stock awards in prior years, these awards assume the performance conditions will be achieved at target levels. Assumptions used in the calculation of these amounts were computed in accordance with FASB ASC Topic 718 and are set forth in footnote 12 to the Company’s Financial Statements for the year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. For Dr. Mink, the amounts reported include the full amount of the awards she received in each of 2015, 2016 and 2017, including the performance shares that she received in 2015 which were forfeited in 2016. The values for the 2017 performance shares are reported in the Summary Compensation Table at target; the maximum values for the 2017 performance shares are as follows: Dr. Mink: $946,860; Mr. Kieftenbeld: $236,505; Ms. Duff: $106,910; Mr. Horenstein: $102,079; Ms. Hartzell: $71,939; Ms. Mainente: $112,476; and Mr. Murat: $96,408.
(8)	Amounts included in this column represent the annual STI awards (i.e. cash bonus from the named plan) which were earned and accrued during the subject year. Dr. Mink did not receive any payment under the Company’s 2016 STI plan. Her employment agreement provided her with a $675,000 transition payment in 2015 (which is reflected in the “Bonus” column for 2015). Pursuant to the terms of her employment agreement, because the bonus that she earned under the 2016 STI plan did not exceed the amount of the transition payment, she did not receive a payment under the 2016 STI plan.
(9)	Other compensation for 2017:

Name	Supplemental Contributions for 401(k) Savings (a)	Annual Contributions for 401(k) Savings (b)	Nonqualified Deferred Compensation (c)	Other (d)	Total Other Compensation
Kim Ann Mink	10,800	23,106	67,319	36,967	138,192
Han Kieftenbeld	10,800	23,106	38,431	10,077	82,414
Sherry Duff	10,800	23,106	10,896	6,524	51,326
Joshua Horenstein	10,800	17,628	8,718	7,118	44,264
Amy Hartzell	9,806	17,628	2,923	4,628	34,985
Jean Marie Mainente	9,954	23,106	—	596,577	629,637
Yasef Murat	10,800	23,106	12,890	3,890	50,686

(a)	Matching contributions by the Company to each of the Named Executives pursuant to the DCP.
(b)	Annual retirement contribution by the Company to each of the Named Executives pursuant to the DCP.
(c)	Contributions by the Company to each of the Named Executives pursuant to the Restoration Plan. See “—Nonqualified Deferred Compensation” below.
(d)	Other includes the following:

	Vehicle Allowances	Executive Life / Disability Insurance	Financial Planning	Tax Services	Separation Payments (1)	Total
Kim Ann Mink	12,000	9,967	15,000	—	—	36,967
Han Kieftenbeld	—	10,077	—	—	—	10,077
Sherry Duff	—	6,524	—	—	—	6,524
Joshua Horenstein	—	7,118	—	—	—	7,118
Amy Hartzell	—	4,628	—	—	—	4,628
Jean Marie Mainente	—	6,001	—	—	590,576	596,577
Yasef Murat	—	2,915	975	—	—	3,890

(1)	In connection with the separation arrangement with Jean Marie Mainente who was terminated in 2017 as discussed further below under “Severance Arrangement with Jean Marie Mainente”, the following is the breakdown of the separation payment:

Name	Cash	Other (a)	Total
Jean Marie Mainente	568,651	21,925	590,576
(a) Ms. Mainente was paid $21,925 for unused vacation time.

Grants of Plan Based Awards

The following table summarizes information regarding grants of plan-based awards for Named Executives during the fiscal year ended December 31, 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($)(3)
Kim Ann Mink	April 3, 2017	N/A	N/A	N/A	4,508	9,016	18,032	—	—	—	473,430
	April 3, 2017	N/A	N/A	N/A	—	—	—	12,021	—	—	631,223
	April 3, 2017	N/A	N/A	N/A	—	—	—	—	40,235	52.51	465,519
		280,800	800,000	1,600,000

Han Kieftenbeld	April 3, 2017	N/A	N/A	N/A	1,126	2,252	4,504	—	—	—	118,253
	April 3, 2017	N/A	N/A	N/A	—	—	—	3,003	—	—	157,688
	April 3, 2017	N/A	N/A	N/A	—	—	—	—	10,051	52.51	116,290
		93,533	266,475	532,950

Sherry Duff	April 3, 2017	N/A	N/A	N/A	509	1,018	2,036	—	—	—	53,455
	April 3, 2017	N/A	N/A	N/A	—	—	—	1,358	—	—	71,309
	April 3, 2017	N/A	N/A	N/A	—	—	—	—	4,545	52.51	52,586
		51,902	147,870	295,740

Joshua Horenstein	April 3, 2017	N/A	N/A	N/A	486	972	1,944	—	—	—	51,040
	April 3, 2017	N/A	N/A	N/A	—	—	—	1,295	—	—	68,000
	April 3, 2017	N/A	N/A	N/A	—	—	—	—	4,336	52.51	50,168
		48,965	139,500	279,000

Amy Hartzell	April 3, 2017	N/A	N/A	N/A	343	685	1,370	—	—	—	35,969
	April 3, 2017	N/A	N/A	N/A	—	—	—	914	—	—	47,994
	April 3, 2017	N/A	N/A	N/A	—	—	—	—	3,059	52.51	35,393
		33,206	94,605	189,210

Jean Marie Mainente	April 3, 2017	N/A	N/A	N/A	536	1,071	2,142	—	—	—	56,238
	April 3, 2017	N/A	N/A	N/A	—	—	—	1,428	—	—	74,984
	April 3, 2017	N/A	N/A	N/A	—	—	—	—	4,778	52.51	55,281
		50,021	142,509	285,018

Yasef Murat	April 3, 2017	N/A	N/A	N/A	459	918	1,836	—	—	—	48,204
	April 3, 2017	N/A	N/A	N/A	—	—	—	1,224	—	—	64,272
	April 3, 2017	N/A	N/A	N/A	—	—	—	—	4,097	52.51	47,402
		46,794	133,316	266,631

(1)	Reflects potential awards under the 2017 STIP. Awards can range from 0% to 200% of the target award. See “- Compensation Discussion and Analysis—2017 Executive Compensation Components-Short Term (Annual) Incentive Compensation” above. The actual 2017 STIP award earned is indicated in the Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column.
(2)	Consists of performance shares, which if earned, vest at the end of a three-year performance cycle. The number of shares earned can range from 0% to 200% of the target. See “—Compensation Discussion and Analysis—2017 Executive Compensation Components—Long-Term Incentive Compensation” above.
(3)	The grant date fair value for the performance shares is $52.51 per common share at target level. The other stock awards granted on April 3, 2017 consist of restricted stock with a grant date fair value of $52.51 per common share. The fair value for the April 3, 2017 stock option grants is $11.57 per common share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards for the Named Executives at December 31, 2017:

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Kim Ann Mink	December 14, 2015	36,797	18,398	—	29.04	December 14, 2025	—	—	—	—
	April 1, 2016	55,435	27,717	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	13,412	26,823	—	52.51	April 3, 2027	—	—	—	—
	December 14, 2015	—	—	—	—	—	31,939	1,492,509	—	—
	April 1, 2016	—	—	—	—	—	2,954	138,040	—	—
	April 3, 2017	—	—	—	—	—	8,014	374,494	9,016	421,318
Han Kieftenbeld	April 1, 2016	13,859	27,717	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	—	10,051	—	52.51	April 3, 2027	—	—	—	—
	April 1, 2016	—	—	—	—	—	4,432	207,107	—	—
	April 3, 2017	—	—	—	—	—	3,003	140,330	2,252	105,236
Sherry Duff	April 3, 2017	—	4,545	—	52.51	April 3, 2027	—	—	—	—
	April 3, 2017						1,358	63,459	1,018	47,571
Amy Hartzell	April 13, 2016	3,757	7,515	—	33.53	April 13, 2026	—	—	—	—
	April 3, 2017	—	3,059	—	52.51	April 3, 2027	—	—	—	—
	April 13, 2016	—	—	—	—	—	6,281	293,511	—	—
	April 3, 2017	—	—	—	—	—	914	42,711	685	32,010
Joshua Horenstein	March 30, 2012	440	—	—	50.12	March 30, 2022	—	—	—	—
	March 29, 2013	746	—	—	54.59	March 29, 2023	—	—	—	—
	March 28, 2014	1,078	—	—	55.49	March 28, 2024	—	—	—	—
	May 8, 2015	940	470	—	49.54	May 8, 2025	—	—	—	—
	April 1, 2016	3,969	7,937	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	—	4,336	—	52.51	April 3, 2027	—	—	—	—
	May 8, 2015	—	—	—	—	—	110	5,140	—	—
	April 1, 2016	—	—	—	—	—	1,269	59,300	—	—
	April 3, 2017	—	—	—	—	—	1,295	60,515	972	45,422
Yasef Murat	March 11, 2010	600	—	—	25.68	March 11, 2020	—	—	—	—
	March 18, 2011	1,150	—	—	39.67	March 18, 2021	—	—	—	—
	March 30, 2012	415	—	—	50.12	March 30, 2022	—	—	—	—
	March 29, 2013	697	—	—	54.59	March 29, 2023	—	—	—	—
	March 28, 2014	1,378	—	—	55.49	March 28, 2024	—	—	—	—
	May 8, 2015	1,417	708	—	49.54	May 8, 2025	—	—	—	—
	April 1, 2016	5,649	11,299	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	—	4,097	—	52.51	April 3, 2027	—	—	—	—
	May 8, 2015	—	—	—	—	—	167	7,804	—	—
	April 1, 2016	—	—	—	—	—	1,807	84,441	—	—
	April 3, 2017	—	—	—	—	—	1,224	57,198	918	42,898
Jean Marie Mainente	April 1, 2016	—	—	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	—	—	—	52.51	April 3, 2027	—	—	—	—
	April 1, 2016	—	—	—	—	—	—	—	—	—
	April 3, 2017	—	—	—	—	—	—	—	—	—

(1)	Options vest in three equal annual installments beginning one year from grant date, except (i) the May 8, 2015, April 1, 2016 and April 3, 2017 options vest in three equal annual installments beginning on March 31st of the year following the grant, and (ii) in the case of Dr. Mink, the April 1, 2016 options vest in three equal annual installments on December 31st of 2016, 2017 and 2018 and the April 3, 2017 options vest in three equal annual installments on December 31st of 2017, 2018 and 2019, respectively.
(2)	Reflects the restricted stock amounts granted on April 3, 2017, April 1, 2016 and May 8, 2015. For Dr. Mink, the amounts presented are restricted stock granted on December 14, 2015 pursuant to the terms of her employment agreement, which represents her LTI award for 2016. All of these awards vest equally annually over a three year period on December 31st of each such vesting year. On December 14, 2015, pursuant to the terms of her employment agreement, Dr. Mink received a grant of performance shares, restricted shares and stock options, representing her LTI award for the 2016 year. On April 1, 2016, Dr. Mink received a grant of restricted shares and stock options to replace her December 14, 2015 grant of performance shares, so that her 2016 LTI award now consists solely of restricted shares and stock options (including those restricted shares and stock options granted to Dr. Mink on December 14, 2015) in order to match the composition of her 2016 LTI award to the 2016 LTI awards of other employees. The amounts included restricted shares and performance shares Dr. Mink received on April 3, 2017.
(3)	The market value per common share at December 31, 2017 was $46.73.
(4)	Reflects those performance shares that are not earned which are measured at target level, which was the performance that we were tracking as of December 31, 2017.

Options Exercises and Stock Vested

The following table sets forth information regarding option exercises and stock vesting for the Named Executives for the fiscal year ended December 31, 2017:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares withheld to cover taxes(#)	Value Realized on Vesting ($)
Kim Ann Mink	—	—	25,127	9,766	1,174,185
Han Kieftenbeld	—	—	2,216	796	119,598
Sherry Duff	—	—	—	—	—
Amy Hartzell	—	—	5,643	1,926	304,553
Joshua Horenstein	—	—	870	260	46,954
Yasef Murat	—	—	1,228	421	66,275
Jean Marie Mainente	6,588	88,213	1,053	—	56,830

(1)	Represents the vesting of restricted stock awards which vest annually over three years. These restricted stock awards vested at a closing price of $53.97 on March 31, 2017, provided that Dr. Mink’s awards vested at a closing price of $46.73 on December 31, 2017.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the United States participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “All Other Compensation” in the above Summary Compensation Table.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation of the Named Executives during the fiscal year ended December 31, 2017:

Name	Executive Contributions in 2017 ($)		Registrant Contributions in 2017 ($) (1)	Aggregate earnings in 2017 ($) (2)	Aggregate Withdrawals/ Distributions during 2017 ($)	Aggregate Balance at December 31, 2017 ($) (3)
Kim Ann Mink	—		67,319	19,283	—	198,297
Han Kieftenbeld	—		38,431	773	—	46,460
Joshua Horenstein	—		8,718	—	—	9,568
Amy Hartzell	21,318	(4)	2,923	1,507	—	76,348
Sherry Duff	—		10,896	—	—	10,896
Yasef Murat	—		12,890	1,331	—	23,645
Jean Marie Mainente	—		—	616	—	5,312

(1)	Named Executives whose total eligible compensation exceeds the Code limits in the qualified plan are entitled to participate in the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($270,000 in 2017)). The amounts included in this column are included in other compensation in the Summary Compensation Table.
(2)	The Named Executive has an account under the Restoration Plan which includes any earnings and losses based on the performance of a variety of funds the individual may choose. The Company does not guarantee any rate of return on the compensation deferred. None of the earnings in this column are included in the Summary Compensation Table.
(3)	The portion of the aggregate balance as of December 31, 2017 reported in the summary compensation tables prior to the current year-end for the following Named Executives were: Dr. Mink $108,262; Mr. Kieftenbeld $7,256; Mr. Horenstein $0; Ms. Hartzell $51,000; Ms. Duff $0; Mr. Murat $2,042; and Ms. Mainente $4,696.
(4)	This amount is included in the “Salary” column of the above Summary Compensation Table.

Potential Payments to Current Named Executives Upon Termination or Change-in-Control

Dr. Mink, Mr. Kieftenbeld and Mr. Horenstein are eligible for severance in the event of qualifying terminations in accordance with their respective employment agreements described in more detail below under “—Employment-Related Agreements with Current Named Executives” as well as our general Innophos severance policies and equity plans (amounts payable under such contracts shall be offset by any amounts otherwise payable under such policies). Those agreements reflect terms negotiated between the Company and such Named Executives. All of these current Named Executives are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. These types and amounts of benefits under the agreements, policies and plans can be summarized for Dr. Mink, Mr. Kieftenbeld and Mr. Horenstein, respectively, as follows (the number of months noted below indicates the number of months applicable to Dr. Mink, Mr. Kieftenbeld and Mr. Horenstein, respectively):

•	Termination Without Cause or For Good Reason, or Termination as a Result of Non-Renewal by the Company:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡	Base Salary for 24, 12 and 12 months, respectively, from termination—payable in monthly installments

¡	Amount equivalent to the annual STI bonus at “target” level prorated for actual service in year of termination

¡	Annual STI bonus at “target” level that would have been earned if executive had remained employed for 24, 12 and 12 months, respectively, from termination

¡

Vesting of all “retention incentive awards” (including LTI awards) that would have become vested during the 24, 12 and 12 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

¡	For Dr. Mink only, if terminated prior to December 31, 2018, grants of LTI awards that would have been made had she remained employed through December 31, 2018

¡	Continued coverage under insurance and other welfare plans for 24, 12 and 12 months, respectively, from termination

•	Termination Without Cause or For Good Reason, Termination as a Result of Non-Renewal, in Connection with Change-in-Control:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡	Base Salary for 36, 24 and 24 months, respectively, or as set forth in Company severance policy, if greater, from termination—payable in lump sum

¡	Amount equivalent to annual STI bonus at “target” level prorated for actual service in year of termination

¡	Annual STI bonus at “target” level that would have been earned if executive had remained employed for 36, 24 and 24 months, respectively, from termination

¡

Vesting of all “retention incentive awards,” including, with respect to LTI awards, vesting of all unvested stock options and unvested restrict stock, as well as vesting (at the greater of target or the number of shares earned if the cycle ended on the date of the change in control) of all performance shares underlying outstanding awards

¡	For Dr. Mink only, if terminated prior to December 31, 2018, grants of LTI awards that would have been made had she remained employed through December 31, 2018

¡	Continued coverage under insurance and other welfare plans for 36, 24 (18 for medical coverage) and 24 (18 for medical coverage) months, respectively, from termination

•	Termination for Cause:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Termination by Death or Disability:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

¡

Vesting of all “retention incentive awards,” including, with respect to LTI awards, vesting of all unvested stock options and unvested restrict stock, as well as vesting (at target) of all performance shares underlying outstanding awards (pro rata based on the last month of service)

•	Termination by Retirement:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡

Entitlement to LTI plan performance shares for the performance cycle period up to retirement contingent upon actual Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

¡	continued vesting of restricted stock and stock options

As discussed further below under “Employment-Related Agreements—Current Named Executives,” pursuant to their respective change in control agreements, in the event of a non-cause termination which occurs within the twelve month period following (or within the six month period prior to) a change in control of the Company, Ms. Hartzell and Ms. Duff shall be entitled to receive severance benefits equal to such executive’s annual base salary and short-term bonus amounts (at “target” level) for the twelve months following such executive’s termination date, payable in monthly installments or a lump sum, as applicable.

In addition, in connection with any non-cause termination, Ms. Hartzell, Ms. Duff and Mr. Murat are entitled to receive the severance set forth in Innophos’s general severance policies applicable to all employees, which severance includes all accrued and unpaid compensation, expenses and vacation to termination date, as well as a cash severance payment based on years of service (16 weeks of severance in the case of Ms. Hartzell, 16 weeks for Ms. Duff and 43 weeks of severance in the case of Mr. Murat), which is paid monthly over the applicable severance period. In connection with any cessation of employment, any outstanding equity awards held by Ms. Hartzell, Ms. Duff and Mr. Murat are subject to the standard vesting and exercise terms set forth in Innophos’ equity compensation plans, which generally provide that (A) in connection with a termination without cause or for good reason, (i) the employee’s unvested stock options do not vest (any vested stock options must be exercised within 90 days), (ii) the employee’s unvested restricted stock does not vest (or, in the case of grants prior to 2017, continues to vest pursuant to the applicable vesting schedule through the year of such termination), and (iii) the employee’s performance shares which have been earned shall immediately vest, and (B) in connection with a termination without cause or for good reason in connection with a change in control (only if the 2009 Plan is not continued following such change in control) or a termination as a result of the death or disability of the employee, the employee’s outstanding unvested stock options and unvested restrict stock immediately vest, and all performance shares underlying outstanding awards are vested (i) in connection with death or disability at target (pro rata based on the last month of service) or (ii) in the case of a change-in-control, at the greater of target or the number of shares earned if the cycle ended on the date of the change in control.

As of December 31, 2017, our current Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Death or Disability ($)	Termination Without Cause or for Good Reason ($)(1)	Termination Without Cause or for Good Reason in Connection with Change-in- Control ($)(2)
Dr. Mink*	200,000	3,600,000	5,400,000
Mr. Kieftenbeld*	111,031	821,631	1,643,262
Mr. Horenstein*	77,500	527,000	1,054,000
Ms. Duff*	—	126,385	558,620
Ms. Hartzell*	—	103,962	432,480
Mr. Murat	—	306,506	306,506

*	The amounts shown in the tables are derived from applying provisions of current employment agreements or change in control agreements, as applicable, with the Company as to salary and other benefits applicable to the current Named Executives on December 31, 2017. Where the applicable terms of Innophos plans or policies may produce a larger benefit than an individual contract, the table gives effect to the provision producing the larger benefit.
(1)	Base salary severance is payable in monthly installments over the applicable severance period.
(2)	Base salary severance is payable in a lump sum.

The following includes the spread value (using the market value per share of our common stock of $46.73 on December 31, 2017) of all equity for each current Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in-Control ($)
Dr. Mink	2,903,891	4,522,140	4,784,762
Mr. Kieftenbeld	668,807	401,871	747,734
Mr. Horenstein	260,287	132,087	294,354
Ms. Duff	75,352	—	111,030
Ms. Hartzell	461,609	233,884	485,617
Mr. Murat	336,657	—	368,831

Employment-Related Agreements—Current Named Executives

Dr. Mink

Dr. Mink entered into an executive employment agreement with the Company, effective as of December 14, 2015, which was filed as an exhibit to the Company’s Annual Report on Form 10-K. The agreement provides for an initial term until December 31, 2018 and automatically renews for one-year terms thereafter, unless 90 days’ notice of non-renewal is provided by the other party. Pursuant to her employment agreement, Dr. Mink receives a base salary of $750,000 per year, subject to increase, but not decrease, at the discretion of the Board of Directors. Dr. Mink is eligible to participate in Innophos’ STI plan, with a target annual bonus equal to not less than 90% of her base salary, provided that she was only eligible to receive her 2016 STI bonus amount which is in excess of $675,000 due to the transition cash payment described below. Dr. Mink will also be entitled to participate in Innophos’ LTI plan, with a target annual award of not less than 170% of her base salary, provided that her award for the 2016 year was issued on December 14, 2015, as described below.

Pursuant to her employment agreement, Dr. Mink received a transition cash payment of $675,000 on December 14, 2015, which was subject to repayment in the event Dr. Mink’s employment is terminated with

“Cause” (as defined) or without “Good Reason” (as defined) before January 1, 2017. Pursuant to her employment agreement, on December 14, 2015, Dr. Mink also received a grant of restricted stock units, representing the right to receive 55,097 shares of common stock of Innophos, a value equal to $1,600,000. This restricted stock unit award will vest in four equal annual installments at the end of each calendar year (beginning on December 31, 2016), provided that all remaining unvested amounts of the award will immediately vest in the event Dr. Mink’s employment is terminated without Cause or with Good Reason or in the event that her employment agreement is not renewed by the Company and expires before the final vesting date. Pursuant to her employment agreement, on December 14, 2015, Dr. Mink also received 68,269 restricted shares, which vest in three annual equal installments beginning on December 31, 2016, subject to certain vesting and forfeiture provisions, and options covering 55,195 shares, which vest in three equal annual installments beginning on December 31, 2016. On April 1, 2016, Dr. Mink received 8,863 restricted shares and options covering 83,152 shares (with the same vesting terms as the December 2015 grants), which grants replaced the portion of her December 2015 grant represented by performance shares, so that her entire 2016 LTI award, consistent with the 2016 LTI awards of all other employees, now consists solely of restricted shares and options.

In addition, her employment agreement also provides for certain payments and benefits in the event of a termination of Dr. Mink’s employment under specific circumstances. If, during the term of her employment agreement, her employment is terminated by Innophos other than for Cause, or by reason of her death or disability, or the agreement is terminated by Dr. Mink for Good Reason, or in the event of non-renewal of the employment agreement by the Company, she would be entitled to (1) continuation of her base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 24 months following the termination date (or if the termination occurs during the initial term, for the greater of 24 months or the balance of the initial term), (2) continuation of coverage under Innophos welfare benefits that she would otherwise be eligible to receive as an active employee of Innophos for 24 months following the termination date, (3) vesting of long term incentive awards as if she had remained an active employee of Innophos for 24 months following the termination date, (4) if terminated prior to December 31, 2018, receipt of LTI awards that would have been granted prior to December 31, 2018 had she remained an active employee through such date, (5) the vesting of the unvested balance of the restricted stock unit award as noted above, and (6) a bonus for the portion of the year prior to the termination date.

The agreement has so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the executive’s employment occur, or in the event of non-renewal of the employment agreement, during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 36 months, and payment of the severance amounts in lump sum is required.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition restrictions generally for a period of 24 months from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Innophos has agreed to indemnify Dr. Mink against certain liabilities or claims that may arise by reason of her employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against her in her capacity as a director or officer.

Mr. Kieftenbeld

Mr. Kieftenbeld entered into an executive employment agreement with the Company, effective April 1, 2016, which was filed as an exhibit to the Company’s Annual Report on Form 10-K.

The agreement has an initial term through December 31, 2017 and automatically renews for one-year terms thereafter, unless 90 days’ notice of non-renewal is given by either party. Pursuant to his employment agreement, Mr. Kieftenbeld receives a base salary of $425,000 per year, subject to increase, but not decrease, at the discretion of the Board or Compensation Committee.

The agreement may be terminated at any time by the Company with or without “Cause” (as defined) or by the executive with or without “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for termination as a result of disability or death. If, during the term of his employment agreement, his employment is terminated by Innophos other than for Cause or by Mr. Kieftenbeld for Good Reason, or in the event of non-renewal of the employment agreement by the Company, he would be entitled to (1) continuation of his base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) continuation of coverage under Innophos welfare benefits that he would otherwise be eligible to receive as an active employee of Innophos for 12 months following the termination date, (3) vesting of long term incentive awards, and receipt of long term incentive awards, in each case as if he had remained an active employee of Innophos for 12 months following the termination date and all targets with respect to such awards were satisfied; and (4) a bonus for the portion of the year prior to the termination date.

The agreement has so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the executive’s employment occur, or in the event of non-renewal of the employment agreement, during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 24 months (provided that medical coverage is only extended to 18 months), and payment of the severance amounts in lump sum is required.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition restrictions generally for a period of 12 months from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Innophos has agreed to indemnify Mr. Kieftenbeld against certain liabilities or claims that may arise by reason of his employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against him in his capacity as an officer.

Mr. Horenstein

Mr. Horenstein entered into an executive employment agreement with the Company, effective September 1, 2016, which was filed as an exhibit to the Company’s Annual Report on Form 10-K.

The agreement has an initial term through December 31, 2017 and automatically renews for one-year terms thereafter, unless 90 days’ notice of non-renewal is given by either party. Pursuant to his employment agreement, Mr. Horenstein receives a base salary of $275,000 per year, subject to increase, but not decrease, at the discretion of the Board or Compensation Committee.

The agreement may be terminated at any time by the Company with or without “Cause” (as defined) or by the executive with or without “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for termination as a result of disability or death. If, during the term of his employment agreement, his employment is terminated by Innophos other than for Cause or by Mr. Horenstein for Good Reason, or in the event of non-renewal of the employment agreement by the Company, he would be entitled to (1) continuation of his base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) continuation of coverage under Innophos welfare benefits that he would otherwise be eligible to receive as an active employee of Innophos for 12 months following the termination date, (3) vesting of long term incentive awards, and receipt of long term incentive awards, in each case as if he had remained an active employee of Innophos for 12 months following the termination date and all targets with respect to such awards were satisfied; and (4) a bonus for the portion of the year prior to the termination date.

The agreement has so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the executive’s employment occur, or in the event of non-renewal of the employment agreement, during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 24 months (provided that medical coverage is only extended to 18 months), and payment of the severance amounts in lump sum is required.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition restrictions generally for a period of 12 months from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Innophos has agreed to indemnify Mr. Horenstein against certain liabilities or claims that may arise by reason of his employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against him in his capacity as an officer.

Ms. Hartzell

Ms. Hartzell entered into a change in control agreement with the Company, effective June 1, 2017, which was filed as an exhibit to the Company’s Annual Report on Form 10-K. The agreement provides that in the event of a non-cause termination which occurs within the twelve month period following (or within the six month period prior to) a change in control of the Company, Ms. Hartzell shall be entitled to receive severance benefits equal to her annual base salary and short-term bonus amounts (at “target” level) for the twelve months following her termination date, payable in monthly installments or a lump sum, as applicable. Ms. Hartzell has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information as well as customary non-competition and non-solicitation restrictions which last for the term of her employment and for the 12 month period following her termination.

Ms. Duff

Ms. Duff entered into a change in control agreement with the Company, effective July 15, 2016, which was filed as an exhibit to the Company’s Annual Report on Form 10-K. The agreement provides that in the event of a non-cause termination which occurs within the twelve month period following (or within the six month period prior to) a change in control of the Company, Ms. Duff shall be entitled to receive severance benefits equal to her annual base salary and short-term bonus amounts (at “target” level) for the twelve months following her termination date, payable in monthly installments or a lump sum, as applicable. Ms. Duff has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information as well as customary non-competition and non-solicitation restrictions which last for the term of her employment and for the 12 month period following her termination.

Severance Arrangement with Jean Marie Mainente

In connection with her termination of employment with the Company effective September 30, 2017, pursuant to the terms of her employment agreement, Ms. Mainente (i) received a lump sum payment of $142,486, less applicable withholding and other taxes, representing the 2017 annual bonus at target payable under her employment agreement, (ii) will receive continuation of her current base salary of $316,687 for 12 months following the effective date of her separation, (iii) received prior to March 15, 2018 the pro-rated amount of the annual bonus at target payable under her employment agreement for the portion of such twelve-month period in 2018 (equal to $109,480), and (iv) continues to receive insurance benefit coverage for twelve months following her separation. All unvested equity awards granted to Ms. Mainente under the Company’s 2009 Long Term Equity Incentive Plan were extinguished as of September 30, 2017.

Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the ratio of the total annual compensation of our CEO, Dr. Mink, to that of the median employee for 2017. Our 2017 CEO to median employee pay ratio is 73:1.

We identified our median employee by examining the 2017 total cash compensation for all employees, excluding our CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We annualized the compensation for any full-time employee who was not employed by us for the full year in 2017. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately four percent (4%) of our employees receive annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our Named Executives as set forth in the 2017 Summary Compensation Table in this Proxy Statement. Using this methodology, the annual total compensation of the median employee was $47,598, the annual total compensation of our CEO was $3,481,378, and accordingly, our 2017 CEO to median employee pay ratio is 73:1.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s common stock as of March 20, 2018:

	Common Stock Beneficially Owned at March 20, 2018 (1)
Principal Stockholders	Number of Shares	Percentage of Class
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	2,492,051	12.8%
Dimensional Fund Advisors LP (3) Building One, 6300 Bee Cave Road Austin, Texas, 78746	994,630	5.1%
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, PA 19355	1,872,455	9.6%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 20, 2018) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of March 20, 2018, there were 19,541,761 shares of common stock outstanding.

(2)	According to a Schedule 13G/A filed January 19, 2018 by reporting person consisting of BlackRock, Inc., a Delaware corporation, the reporting person may be deemed to beneficially own 2,492,051 shares of our common stock (2,440,755 through sole voting power and 2,492,051 through sole dispositive power).
(3)	According to a Schedule 13G filed on February 9, 2018 by Dimensional Fund Advisors LP, a Delaware limited partnership, the reporting persona may be deemed to beneficially own 994,630 shares of our common stock (925,419 through sole voting power and 994,630 through sole dispositive power).
(4)	According to a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group, a Pennsylvania corporation, the reporting person may be deemed to beneficially own 1,872,455 shares of our common stock (21,144 through sole voting power, 3,200 through shared voting power, 1,849,811 through sole dispositive power and 22,644 through shared dispositive power).

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of common stock beneficially owned as of March 20, 2018 by each current director and nominee, by each Named Executive, and by all current directors, nominees and current executive officers as a group. Unless otherwise noted, the owner exercises sole voting and dispositive power over his or her shares.

	Common Stock Beneficially Owned at March 20, 2018(1)
Name	Number of Shares		Percentage of Class
Kim Ann Mink	176,907	(2)	*
Han Kieftenbeld	39,922	(3)	*
Joshua Horenstein	19,057	(4)	*
Amy Hartzell	19,447	(5)	*
Sherry Duff	2,873	(6)	*
Yasef Murat	24,358	(7)	*
Jean Marie Mainente**	4,588		*
Gary Cappeline	22,958		*
Linda Myrick	25,231	(8)	*
Karen Osar	20,723		*
John Steitz	25,646		*
Peter Thomas	4,339		*
Robert Zatta	8,339		*
Directors/nominees and current executive officers, as a group (14 persons)	448,618	(9)	2.2%

*	Represents less than 1%
**	No longer an officer or director of Innophos. The holdings reported are based on information known by Innophos with respect to the securities held by the individual as of the date of the individual’s separation from Innophos, including the exercise of any options that were held by such individual as of such date and any unexercised options held by such individual which are exercisable within 60 days of March 20, 2018.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days (of March 20, 2018) are deemed outstanding. Shares of common stock subject to stock options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of March 20, 2018, there were 19,541,761 shares of common stock outstanding.
(2)	Includes options entitling the holder to purchase 105,644 shares of common stock within 60 days of March 20, 2018.
(3)	Includes options entitling the holder to purchase 31,068 shares of common stock within 60 days of March 20, 2018.
(4)	Includes options entitling the holder to purchase 13,056 shares of common stock within 60 days of March 20, 2018.
(5)	Includes options entitling the holder to purchase 8,535 shares of common stock within 60 days of March 20, 2018.
(6)	Includes options entitling the holder to purchase 1,515 shares of common stock within 60 days of March 20, 2018.
(7)	Includes options entitling the holder to purchase 19,030 shares of common stock within 60 days of March 20, 2018.
(8)	Includes options entitling the holder to purchase 4,603 shares of common stock within 60 days of March 20, 2018.
(9)	Includes options entitling the holders to purchase 199,779 shares of common stock within 60 days of March 20, 2018.

Equity Compensation Plans

The following information is provided for our most recently completed fiscal year (as of December 31, 2017, per SEC rules) for certain plans providing compensation in the form of equity securities.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b) *	(c)
Equity compensation plans approved by security holders	789,007	$38.42	639,613	**
Equity compensation plans not approved by security holders	—	$—	—

Total	789,007	$38.42	639,613

*	In column (b), the weighted average exercise price is only applicable to stock options.
**	In column (c), the shares shown are attributable to the 2009 Long Term Incentive Plan.

By Order of the Board of Directors,

/s/ Joshua Horenstein
Joshua Horenstein
Corporate Secretary

April 11, 2018

Appendix A

INNOPHOS HOLDINGS, INC.

2018 Long-Term Incentive Plan

1.     Plan. This Innophos Holdings, Inc. 2018 Long-Term Incentive Plan (this “Plan”) was adopted by Innophos Holdings, Inc. to reward and provide incentives to certain employees and directors by enabling them to acquire awards related to shares of common stock of Innophos Holdings, Inc.

2.     Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Award” means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) setting forth the terms, conditions and limitations applicable to an Award. Such agreement shall be written except that the Committee may, in its discretion, require or allow that the Participant electronically execute or accept such Award Agreement.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change in Control” means, unless otherwise defined in the applicable Award Agreement, the occurrence of one or more of the following:

(i) if any Person as that term is used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, provided, that the acquisition of additional securities by any Person that owns 50% or more of the voting power prior to such acquisition of additional securities shall not be a Change of Control; or

(ii) during any twelve-month period, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) consummation of the sale or disposition by the Company of all or substantially all the Company’s assets, other than to an acquiring entity where holders of the voting securities of the Company outstanding immediately prior to such sale or disposition hold, directly or indirectly, securities that represent more than 50% of the combined voting power of the voting securities of the acquiring entity;

provided, that in any instance where a Change in Control will determine the timing of a payment of deferred compensation within the meaning of Section 409A of the Code, “Change in Control” shall mean only a “change in control event” as defined in Treas. Reg. 1.409A-3(i)(5)(i) and the guidance issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) the Compensation Committee of the Board or (ii) such other committee of the Board as is designated by the Board to administer this Plan or (iii) to the extent contemplated hereby, the Board.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” means Innophos Holdings, Inc., a Delaware corporation.

“Director” means an individual serving as a member of the Board.

“Dividend Equivalents” means, with respect to the shares of Common Stock subject to a Stock Award other than Restricted Stock, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

“Effective Date” means             , 2018.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i)(A) if the shares of Common Stock are listed or on a national securities exchange (including the NASDAQ Global Select Market), the closing price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the exchange at the time of exercise or other relevant event (as determined under procedures established by the Committee) including the average of the closing bid and asked price on that date, (B) if the shares of Common Stock are not so listed but are listed or quoted on another securities exchange or market, the closing price per share of Common Stock reported on the principal securities exchange or market on which the shares of Common Stock are traded (as determined by the Committee), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or, at the discretion of the Committee, the price prevailing on such principal securities exchange or market at the time of exercise or other relevant event, including the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, (C) if the shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (D) if none of (A)-(C) are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee; or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer this Plan and as approved by the Committee.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Nonemployee Director” means a Director who is not an Employee.

“Nonqualified Stock Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price, which is either an Incentive Option or a Nonqualified Stock Option.

“Participant” means an Employee or Nonemployee Director to whom an Award has been made under this Plan.

“Performance Award” means an award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Prior Plan” means the Innophos Holdings, Inc. 2009 Long-Term Incentive Plan, as thereafter amended.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a right to receive a share of Common Stock or the value thereof on such terms and conditions as may be established by the Committee.

“Restriction Period” means a period of time beginning as of the date upon which a Stock Award is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Stock Award is deliverable or no longer restricted or such Stock Award is no longer subject to forfeiture provisions.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

“SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an award in the form of shares of Common Stock or units denominated in shares of Common Stock, including Restricted Stock and Restricted Stock Units. For the avoidance of doubt, a Stock Award does not include an Option or SAR.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of Directors.

3.     Eligibility. All Employees and Nonemployee Directors are eligible for Awards under this Plan in the sole discretion of the Committee.

4.     Common Stock Available for Awards. Subject to the provisions of Section 14 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 550,000 shares of Common Stock, plus the shares remaining available for awards under the Prior Plan as of the Effective Date, all of which may be granted as Incentive Options. The number of shares of Common Stock that are the subject of Awards under this Plan or the Prior Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for additional Awards hereunder. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under this Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of a stock-settled SAR or Option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to outstanding Awards, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

5.     Administration.

(a)    Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. To the extent required in order for Awards to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, (i) the Committee shall consist of at least two members of the Board who meet the requirements of the definition of “non-employee director” set forth in Rule 16b-3 (b)(3)(i) promulgated under the Exchange Act or (ii) Awards may be granted by, and this Plan may be administered by, the Board.

(b)    Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. Notwithstanding the foregoing, except in connection with a transaction involving the Company or its capitalization (as provided in Section 14), the terms of outstanding Awards may not be amended without approval of the stockholders of the Company to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash or other Awards when the exercise price per share of the original Options or SARs exceeds the Fair Market Value of one share of Common Stock, (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed or (iv) permit the grant of any Options or SARs that contains a so-called “reload” feature under which additional Options, SARs or other Awards are granted automatically to the Participant upon exercise of the original Option or SAR. The Committee may make an Award to an individual who it expects to become an Employee, or Nonemployee Director of the Company or any of its Subsidiaries within the next six months, with such award being subject to the individual actually becoming an Employee or Nonemployee Director, as applicable, within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(c)    No member of the Committee or the Board or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

6.     Delegation of Authority. To the extent allowed by applicable law, the Committee may delegate to the Chief Executive Officer, to other senior officers of the Company or to other committees of the Board its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

7.     Employee Awards. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Award may be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change in Control, and shall be accepted by the Participant to whom the Award is made. Awards may consist of those listed in this Section 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company, its Affiliates and Subsidiaries, achievement of specific performance or business objectives. Upon the termination of service with the Company, its Affiliates and Subsidiaries of a Participant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

(a)    Stock Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which a share of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee. Only Employees may be granted Incentive Options. The term of Options shall not exceed ten years from the date of grant; provided, however, if the term of a Nonqualified Stock Option expires when trading in the Common Stock is prohibited by applicable law or at a time in which there is a blackout period or restriction period under the Company’s insider trading policy or practices (as then in effect), then the term of such Nonqualified Stock Option shall expire on the 30th day after the expiration of such prohibition.

(b)    Stock Appreciation Right. An Award may be in the form of a SAR. The per share strike price for a SAR shall be not less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs, whether the SAR will be settled in cash or stock and the date or dates upon which they become exercisable, shall be determined by the Committee. The term of SARs shall not exceed ten years from the date of grant; provided, however, if the term of a SAR expires when trading in the Common Stock is prohibited by applicable law or at a time in which there is a blackout period or restriction period under the Company’s insider trading policy or practices (as then in effect), then the term of such SAR shall expire on the 30th day after the expiration of such prohibition.

(c)    Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

(d)    Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(e)    Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more Performance Goals, either individually or in any combination, established by the Committee. The amount of cash or shares payable or vested pursuant to Performance Awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

8.     Director Awards.

The Committee may grant Awards to Nonemployee Directors from time to time in accordance with this Section 8. Such Awards may consist of the forms of Award described in Section 7, other than Incentive Options, and shall be granted subject to such terms and conditions as specified in Section 7.

9.     Payment of Awards.

(a)    General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine. Any statement of ownership evidencing such Restricted Stock shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.

(b)    Dividends and Dividend Equivalents. In the discretion of the Committee, rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award. No Dividend Equivalents may be paid in respect of an Award of Options or SARs.

10.     Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock. The Committee may provide for procedures to permit the exercise or purchase of such Awards by foregoing the delivery of shares of Common Stock otherwise deliverable upon the exercise of the Option or by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award.

11.     Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by (i) the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award or (ii) withholding from the shares otherwise deliverable under the Award, in either case with respect to which withholding is required, up to the maximum tax rate applicable to the Participant, as determined by the Committee. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

12.     Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such

Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

13.     Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 13 shall be null and void.

14.     Adjustments.

(a)    The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)    In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, and (iv) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee to reflect such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c)    In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an outstanding Award and the cancellation thereof in exchange for such payment of such cash or property as shall be determined by the Committee in its sole discretion, which for the avoidance of doubt in the case of Options or SARs (whether stock- or cash-settled) shall be the excess, if any, of the Fair Market Value of the shares of Common Stock subject to the Option or SAR on such date over the aggregate exercise price of such Award; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award. No adjustment or substitution pursuant to this Section 14 shall be made in a manner that results in noncompliance with Section 409A of the Code, to the extent applicable.

15.     Change in Control. The consequences of a Change in Control on any outstanding Award shall be determined by the Committee and may be reflected in the applicable Award Agreement, or may be as provided in an individual severance or employment agreement to which a Participant is a party.

16.     Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that grants of Awards under this Plan comply with Rule 16b-3 with respect to individuals subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement and that any ambiguities or inconsistencies in the construction of such an Award or this Plan be interpreted to give effect to such intention. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions. The Committee may also impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant, other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, or the exercise of Options and SARs, including without limitation, restrictions under an insider trading policy.

17.     Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18.     Section 409A of the Code. All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Section 409A, that Plan provision or Award shall be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

19.     Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

20.     Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Company reserves the right, without the consent of any Participant, to adopt any such clawback policies and procedures.

21.     No Right to Employment or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary. Further, nothing in this Plan or an Award Agreement constitutes any assurance or obligation of the Board to nominate any Nonemployee Director for re-election by the Company’s stockholders. In accepting the Award under the Plan, each Participant acknowledges that:

(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement.

(b)    The Award is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future; future awards, if any, will be at the sole discretion of the Company.

(c)    The Participant is voluntarily participating in the Plan.

(d)    An Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Participant’s employment contract, if any.

(e)    The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

(f)    The Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with any Subsidiary.

(g)    This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time, as may be permitted under local law.

(h)    The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

(i)    If the Award vests and the Participant obtains shares of Common Stock, the value of those shares acquired may increase or decrease in value.

(j)    In consideration of the grant of an Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or shares of Common Stock acquired upon settlement of the Award resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and his employer (if different) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant will be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

(k)    Except as may be expressly provided otherwise in the applicable Award Agreement, in the event of involuntary termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive the Award and vest under the Plan, if any, will terminate effective as of the date that

Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive shares of Common Stock pursuant to an Award after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by a notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the award of the Award.

(l)    Except as provided in the Plan, the Award and benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

22.    Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company by merger, consolidation or otherwise. For the avoidance of doubt, nothing contained in the Plan is intended to amend or abrogate a Participant’s rights under an employment agreement with the Company.

23.    Non-United States Participants. The Board or Committee may grant Awards to individuals outside the United States under such terms and conditions as may, in the judgment of the Board or Committee, as applicable, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures. Notwithstanding the above, neither the Board nor the Committee may take any actions under this Plan, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, the Code or any other applicable law.

24.    Effectiveness. This Plan, as approved by the Board on April 11, 2018, shall be effective as of the Effective Date, the date on which it was approved by the stockholders of the Company. This Plan shall continue in effect for a term of ten years after the Effective Date, unless sooner terminated by action of the Board. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders at the Company’s 2018 annual stockholders meeting to be held on May 15, 2018 or any adjournment or postponement thereof. If the stockholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Prior Plan shall continue in force and effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

INNOPHOS HOLDINGS, INC.

By:

Title:

INNOPHOS HOLDINGS, INC. Shareowner Services P.O. Box 64945, St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

If you vote by Telephone or Internet, please do not mail your Proxy Card.

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below.

The Board of Directors recommends a Vote FOR Proposals 1, 2, 3 and 4.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Gary Cappeline	☐	☐	☐

	02 Kim Ann Mink	☐	☐	☐

Please fold here – Do not separate

	03 Linda Myrick	☐	☐	☐

	04 Karen Osar	☐	☐	☐

	05 John Steitz	☐	☐	☐

	06 Peter Thomas	☐	☐	☐

	07 Robert Zatta	☐	☐	☐

2.	Ratification of the selection of independent registered public accounting firm for 2018.	☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve the compensation of the Named Executives.	☐	For	☐	Against	☐	Abstain

4.	Approval of the Innophos Holdings, Inc. 2018 Long-Term Incentive Plan.	☐	For	☐	Against	☐	Abstain

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below

Date

Signature(s) in Box

Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2018

9:00 a.m. E.D.T.

Crowne Plaza Hotel

900 Scudders Mill Road

Plainsboro Township, NJ 08536

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2018.

This proxy will be voted as specified by the stockholder. If you return a signed proxy card and no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1, 2, 3 and 4 as set forth in the Proxy Statement.

The stockholder represented herein appoints Joshua Horenstein, Michael Lestino and Mark Feuerbach, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crowne Plaza Hotel, located at 900 Scudders Mill Road, Plainsboro Township, NJ 08536, on May 15, 2018, at 9:00 a.m. E.D.T. and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!

Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope.

If you attend the meeting, you may revoke your proxy and vote in person.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL

www.proxypush.com/iphs Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 14, 2018.	1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 14, 2018.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.